UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12

Cray Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Dear Cray Inc. Shareholder:
You are cordially invited to attend our Annual Meeting of Shareholders which will be held in the Fifth Avenue Conference Room at our principal executive offices located at 901 Fifth Avenue, Seattle, Washington 98164 on Tuesday, June 11, 2019, at 3:00 p.m. Pacific Time for the following purposes:
1.    To vote on the election of nine directors, each to serve a one-year term;
2.    To vote, on an advisory and non-binding basis, to approve the compensation of our Named Executive Officers;
3.    To vote on the amendment and restatement of our 2013 Equity Incentive Plan, as amended and restated; and
4.    To ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2019.
The shareholders will also act on any other business that may properly come before the Annual Meeting, including any adjournments or postponements of the Annual Meeting.
Any action on the items of business described above may be considered at the Annual Meeting at the scheduled time and date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Only shareholders of record on April 5, 2019, the record date for the Annual Meeting, are entitled to the notice of, and to vote on, these matters.
We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,
Peter J. Ungaro
President and Chief Executive Officer
Seattle, Washington
April 18, 2019

PROXY STATEMENT
TABLE OF CONTENTS

Page
Information About the Annual Meeting and Voting	1
Our Common Stock Ownership	7
Section 16(a) Beneficial Ownership Reporting Compliance	9
The Board of Directors	10
Corporate Governance Principles	10
Independence	10
Meetings and Attendance	10
The Committees of the Board	11
Board Leadership Structure	12
Board’s Role in Risk Oversight	12
Risk Considerations in Our Compensation Program	13
Director Attendance at Annual Meetings	13
Shareholder Communications, Director Candidate Recommendations and Nominations, and Other Shareholder Proposals	14
Compensation of Directors	15
Director Compensation for 2018	17
Executive Officers	19
Compensation of the Executive Officers	21
Compensation Discussion and Analysis	21
Compensation Committee Report	32
Compensation Tables	33
CEO Pay Ratio	43
Compensation Committee Interlocks and Insider Participation	43
Transactions With Related Persons	44
Report of the Audit Committee of the Board of Directors	45
Discussion of Proposals Recommended by the Board	47
Proposal 1: To Elect Nine Directors, Each to Serve a One-Year Term	47
Proposal 2: Advisory and Non-Binding Vote on the Compensation of Our Named Executive Officers	50
Proposal 3: To Amend and Restate Our 2013 Equity Incentive Plan, as Amended and Restated	51
Proposal 4: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2019	59
Other Business – Discretionary Authority	61
Appendix	A-1

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote via the internet or by telephone or, if this Proxy Statement was mailed to you, by completing the enclosed proxy card and returning it by mail using the addressed envelope enclosed for which no postage is required if mailed in the United States.

Voting via the internet, by telephone, or by sending in your proxy card will not prevent you from voting your shares at the Annual Meeting, if you desire to do so, as you may revoke your earlier vote.

Important Notice Regarding the Availability of Proxy Materials for Cray’s Annual Meeting of Shareholders on June 11, 2019

The Cray Inc. Notice and Proxy Statement for the 2019 Annual Meeting of Shareholders
and the 2018 Annual Report to Shareholders are available online at https://materials.proxyvote.com/225223 and www.cray.com/proxy

CRAY INC.
901 Fifth Avenue, Suite 1000
Seattle, WA 98164

PROXY STATEMENT FOR ANNUAL
MEETING OF SHAREHOLDERS
to be Held at:
901 Fifth Avenue, Fifth Avenue Conference Room
Seattle, Washington 98164
June 11, 2019
3:00 p.m. Pacific Time

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these materials?
The Board of Directors of Cray Inc. (Cray or the Company) has made these materials available to you via the internet or has delivered printed versions of these materials to you by mail on or about April 18, 2019, in connection with its solicitation of proxies for use at our 2019 annual meeting of shareholders (2019 Annual Meeting or Annual Meeting). The Annual Meeting will take place on Tuesday, June 11, 2019, at 3:00 p.m. Pacific Time, in the Fifth Avenue Conference Room at our corporate headquarters located at 901 Fifth Avenue, Seattle, Washington 98164.
While we have included links to our website, the contents of our website are not incorporated by reference into this Proxy Statement or our other SEC reports and filings.
What is included in these materials?
These materials include:

•
Our Notice of 2019 Annual Meeting of Shareholders and our Proxy Statement for Annual Meeting of Shareholders (Proxy Statement), which summarize the information regarding the matters to be voted on at the Annual Meeting;

•	Our 2018 Annual Report to Shareholders, which includes our Annual Report on Form 10-K and audited consolidated financial statements for the year ended December 31, 2018 (Annual Report); and

•	The proxy card if you requested printed versions of these materials by mail or an electronic voting form if you are viewing these materials via the internet.
What items will be voted on at the 2019 Annual Meeting?
There are four known matters that will come before the shareholders at the 2019 Annual Meeting:

•	The election of nine directors to the Board of Directors, each to serve a one-year term;

•	The advisory and non-binding vote on the compensation of our Named Executive Officers;

•	The amendment and restatement of our 2013 Equity Incentive Plan, as amended and restated (2013 Equity Incentive Plan or the Plan); and

•	The ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2019.
It is possible that other business may come before the Annual Meeting, although we currently are not aware of any such matters.
What are the voting recommendations of our Board?
Our Board of Directors recommends that you vote your shares “FOR” each of the named nominees to the Board; “FOR” the approval of the compensation of our Named Executive Officers; “FOR” the amendment and restatement of our 2013 Equity Incentive Plan; and “FOR” the ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2019. In this Proxy Statement, the terms Board of Directors or Board refer to the Board of Directors of Cray. None of the directors have any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated. None of the executive officers have any substantial interest in any matter to be acted upon, other than to the extent that the Board will consider the results of the non-binding, advisory vote with respect to making determinations about the compensation of our Named Executive Officers.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
As permitted by the U.S. Securities and Exchange Commission (SEC), we are making this Proxy Statement and the Annual Report available via the internet. On or about April 18, 2019, we mailed a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders as of the record date and certain beneficial owners. We then posted this Proxy Statement and the Annual Report on the internet at https://materials.proxyvote.com/225223 and www.cray.com/proxy. The Notice contains instructions on how to access this Proxy Statement and the Annual Report and to vote online.
Why did I receive a full set of proxy materials rather than the Notice?
We are providing shareholders who have previously requested to receive paper copies of the proxy materials and our shareholders who are participants in the Cray 401(k) Savings Plan (Cray 401(k) Plan) paper copies of the proxy materials instead of the Notice.
Who may vote at the Annual Meeting?
If you owned shares of our common stock at the close of business on April 5, 2019, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 41,096,468 shares of our common stock outstanding, our only class of stock having general voting rights. You have one vote for each share of common stock owned by you on the record date.
What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner of shares held in street name?
Shareholder of Record. If you have shares registered directly in your name with our stock transfer agent, Computershare Inc. (Computershare), then you are considered the shareholder of record with respect to those shares and we sent the Notice or proxy materials directly to you.
Beneficial Owner of Shares Held in Street Name. If you have shares held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding the shares in your account is considered the shareholder of record with respect to those shares for the purpose of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares it holds in your account.
How can I vote?
If You Are a Shareholder of Record:
If your shares are registered directly in your name, you may vote via the internet or by telephone through services offered by Broadridge Financial Solutions, Inc. (Broadridge). If you received the Notice, then go to the website referred to on the Notice. If you received a full set of proxy materials in the mail, then go to the website or call the telephone number referred to on the proxy card. Please have the Notice or proxy card in hand when going online or calling and follow the instructions on the form you are using.
You may vote via the internet or by telephone 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time, on Monday, June 10, 2019, the day before the Annual Meeting.
If you received printed copies of the proxy materials, you may also vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed self-addressed envelope (postage-free in the United States). We need to receive the signed proxy card the day before the Annual Meeting.

If You Are a Beneficial Owner of Shares Held in Street Name:
A number of brokerage firms, banks, broker-dealers, or other similar organizations participate in a program for shares held in “street name” that offers internet and telephone voting options. This program is different from the program for shares registered directly in the name of the shareholder. If your shares are held in an account at an organization participating in this program, then you may vote those shares by using the website or calling the telephone number referenced on the instructions provided by that organization. Similarly, if you received printed copies of the proxy materials through your broker, bank, or other similar organization, then you may vote by completing and signing the voting form and mailing it to that organization in the self- addressed envelope it provided.
How do I vote in person?
If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in “street name,” you must obtain a “legal proxy” from the organization that holds your shares. You should contact your account executive about obtaining a legal proxy.
May I change my vote or revoke my proxy?
Yes. If you change your mind after you have voted by internet or by telephone or you sent in your proxy card and wish to revote, you may do so by following one of these procedures:

•	Vote again via the internet or by telephone;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

•	Attend the Annual Meeting and vote in person.
We will tabulate the latest valid vote or instruction that we receive from you.
How do I vote if I hold shares in my Cray 401(k) Plan account?
Shares of our common stock held in the Cray 401(k) Plan are registered in the name of the Trustee of the Cray 401(k) Plan, Fidelity Management Trust Company (Trustee). Under the Cray 401(k) Plan, participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.
The shares allocated under the Cray 401(k) Plan can be voted by submitting voting instructions via the internet, by telephone, or by mailing your proxy card. Voting of shares held in the Cray 401(k) Plan must be completed by 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time on Thursday, June 6, 2019. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.
The Trustee will cast votes for shares in the Cray 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.
What happens if I do not give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you indicate when voting via the internet or by telephone that you wish to vote as recommended by our Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to all other matters properly presented for a vote at the Annual Meeting, including without limitation whether to postpone or adjourn the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, then under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters.

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, then the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Please provide voting instructions to the organizations that hold your shares by carefully following their instructions.
Which ballot measures are considered “discretionary” or “non-discretionary”?
Proposal 1 (election of nine directors), Proposal 2 (advisory and non-binding vote on the compensation of our Named Executive Officers), and Proposal 3 (amendment and restatement of our 2013 Equity Incentive Plan) are each “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, then your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes will have no effect on the outcome of Proposal 1, Proposal 2, or Proposal 3 since broker non-votes are not considered entitled to vote on such proposals. Proposal 4 (ratification of the appointment of our independent registered public accounting firm) is considered a “discretionary” item and your broker may vote on this proposal.
How are abstentions treated?
Abstentions are counted for purposes of determining whether a quorum is present. For Proposal 1 (election of nine directors), a director nominee will be elected if the number of votes cast in favor of that director exceeds the number of votes cast against. For Proposal 2 (advisory and non-binding vote on the compensation of our Named Executive Officers), Proposal 3 (amendment and restatement of our 2013 Equity Incentive Plan), and Proposal 4 (ratification of the appointment of our independent registered public accounting firm), each proposal will be adopted if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions are not treated as votes cast affirmatively or negatively and therefore will have no effect on the outcome of Proposal 1, Proposal 2, Proposal 3, or Proposal 4.
What is the quorum requirement for the Annual Meeting?
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
What vote is required to approve each proposal?
Proposal 1: To Elect Nine Directors, Each to Serve a One-Year Term.
We have adopted a majority voting standard for the election of directors in non-contested elections. A director nominee will be elected if the number of shares cast in favor of that director’s election exceeds the number of votes cast against, assuming the presence of a quorum. If a director nominee who is an incumbent does not receive the requisite vote, that director’s term will end on the earliest of (i) the date on which the Board appoints an individual to fill the office held by that director, (ii) the date of the director’s resignation, or (iii) 90 days after the date on which the voting results of the election are certified.
Proposal 2: Advisory and Non-Binding Vote on the Compensation of Our Named Executive Officers.
To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote, do not instruct your broker how to vote, or abstain from voting, it will not have any effect on the outcome of the advisory vote, assuming the presence of a quorum.
Proposal 3: To Amend and Restate Our 2013 Equity Incentive Plan, as Amended and Restated.
To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote, do not instruct your broker how to vote, or if you abstain from voting, it will have no effect on this proposal as in either case it will not count either “for” or “against” the proposal, assuming the presence of a quorum.
Proposal 4: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2019.
To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote or if you abstain from voting, it will have no effect on this proposal, assuming the presence of a quorum.

Who will count the votes?
Representatives of Broadridge will serve as the inspector of elections (Inspector of Elections) and count the votes.
Is voting confidential?
We keep all the proxies, ballots, and voting tabulations private as a matter of practice. We let only our Inspector of Elections examine these documents. Our Inspector of Elections will not disclose your vote to our management unless it is necessary to meet legal requirements. Our Inspector of Elections will forward to our management, however, any written comments that you make on the proxy card or elsewhere.
Who pays the costs of soliciting proxies for the Annual Meeting?
We will pay all the costs of soliciting these proxies. In addition to soliciting proxies by distributing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, by mail, via the internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, and other similar organizations for the expenses they incur in forwarding the proxy materials to you.
Can I view future proxy statements, annual reports, and other documents via the internet and not receive any paper copies through the mail?
Yes. If you wish to view future proxy statements, annual reports, and other documents only via the internet, please visit the Broadridge proxy delivery preferences webpage, http://enroll.icsdelivery.com/cray, and follow the instructions for obtaining your documents electronically. The Notice contains instructions about how to elect to obtain the proxy materials via e-mail. Your election will remain in effect until you revoke it.
How do I receive paper copies of the proxy materials, if I so wish?
The Notice contains instructions about how to elect to obtain paper copies of the proxy materials through www.proxyvote.com or by calling Broadridge at 1-800-579-1639. Please have the Notice in hand when accessing the site or telephoning.
Your election will remain in effect until you revoke it. All shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail.
I received multiple copies of the Notice and/or proxy materials. What does that mean and can I reduce the number of copies that I receive?
This generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all proxy cards and Notices that you receive.
If your shares are registered directly in your name, you may be receiving more than one copy of the proxy materials because our transfer agent has more than one account for you with slightly different versions of your name, such as different first names (“James” and “Jim,” for example) or with and without middle initials. If this is the case, you can contact our transfer agent and consolidate your accounts under one name. The contact information for our transfer agent is set out below in the next Q and A.
If you own shares through a brokerage firm, bank, or other organization holding your shares in “street name,” we have implemented “householding,” a process that reduces the number of copies of the proxy materials and other correspondence you receive from us. Householding is available for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank, or other similar organization. As a result of householding, only one Notice or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary. If you hold your shares in “street name” and would like to start householding, or if you participate in householding and would like to receive a separate Notice or Proxy Statement and Annual Report, please call 1-866-540-7095 and provide the name of your broker, bank, or other similar organization and your account number(s), or contact Zanne Rhyder, at Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

Unfortunately, householding is only possible for shares held through the same brokerage firm, bank, or other similar organization. Thus, you cannot apply householding to reduce the number of sets of proxy materials you receive in the mail if you have accounts at different brokers, for example. In those circumstances, one way to reduce the number of sets of proxy materials you receive in the mail is to sign up to review the materials via the internet. See “Can I view future proxy statements, annual reports, and other documents via the internet and not receive any paper copies through the mail?” above.
We will deliver, promptly upon written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of such materials has been delivered.
What if I have lost or cannot find my stock certificates, need to change my account name, have moved and need to change my mailing address, or have other questions about my Cray stock?
You may contact our transfer agent, Computershare, by calling: 877-522-7762 (for foreign investors, 201-680-6578), 800-490-1493 (TDD for hearing-impaired in the United States) or 781-575-2394 (TDD for foreign investors), visiting its website at www.computershare.com/investor, or writing to Computershare Inc., c/o Shareholder Services, P.O. Box 505000, Louisville, KY 40233.
How can I find the voting results of the Annual Meeting?
The voting results will be announced at the Annual Meeting. We will also report the voting results in a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or voting or about your ownership of our common stock, please contact Zanne Rhyder at (206) 701-2000.

OUR COMMON STOCK OWNERSHIP
The following table shows, as of April 5, 2019, the number of shares of our common stock beneficially owned by the following persons:

•	All persons we know to be beneficial owners of at least 5% of our common stock;

•	Our directors;

•	Our Named Executive Officers for 2018; and

•	All current directors and executive officers as a group.
As of April 5, 2019, there were 41,096,468 shares of our common stock outstanding.

Name and Address (1)	Common Shares Owned	Restricted Stock Units Vesting and Options Exercisable Within 60 Days	Total Beneficial Ownership (2)		Percentage
5% Shareholders
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,035,363	—	6,035,363	(3)	14.7%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,178,677	—	4,178,677	(4)	10.2%

Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	2,064,868	—	2,064,868	(5)	5.0%

Independent Directors
Prithviraj Banerjee	14,697	20,000	34,697	(6)	*
Catriona M. Fallon	4,067	20,000	24,067	(7)	*
Stephen E. Gold	—	20,000	20,000	(8)	*
Stephen C. Kiely	20,853	—	20,853	(9)	*
Sally G. Narodick	49,808	—	49,808		*
Daniel C. Regis	51,208	—	51,208	(10)	*
Max L. Schireson	12,579	20,000	32,579	(11)	*
Brian V. Turner	10,353	20,000	30,353	(12)	*

Named Executive Officers
Peter J. Ungaro	286,063	526,898	812,961	(13)	2.0%
Brian C. Henry	69,272	155,748	225,020	(14)	*
Charles A. Morreale	47,288	52,998	100,286	(15)	*
Efstathios Papaefstathiou	16,284	36,749	53,033	(16)	*
Michael C. Piraino	48,805	111,318	160,123	(17)	*
All current directors and executive officers as a group (13 persons)	652,940	1,046,210	1,699,150		4.0%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, all addresses are c/o Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

(2)
Unless otherwise indicated in these footnotes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options held by the person or group that may be exercised on April 5, 2019, or within 60 days thereafter.

(3)
The information under the column “Common Shares Owned” with respect to BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 24, 2019, regarding beneficial ownership as of December 31,

2018. In that Schedule 13G/A, BlackRock, Inc. reported beneficial ownership of 6,035,363 shares, with sole voting power of 5,919,347 shares, without shared voting power, sole dispositive power of 6,035,363 shares, and without shared dispositive power.

(4)
The information under the column “Common Shares Owned” with respect to The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 11, 2019, regarding beneficial ownership as of December 31, 2018. In that Schedule 13G/A, The Vanguard Group reported beneficial ownership of 4,178,677 shares, with sole voting power of 47,305 shares, with shared voting power of 11,400 shares, sole dispositive power of 4,124,172 shares, and with shared dispositive power of 54,505 shares.

(5)
The information under the column “Common Shares Owned” with respect to Dimensional Fund Advisors LP is based on a Schedule 13G/A filed with the SEC on February 8, 2019, regarding beneficial ownership as of December 31, 2018. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the Funds). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, Dimensional) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional Fund Advisors LP holds sole voting power as to 1,965,262 shares and sole dispositive power of 2,064,868 shares.

(6)	Represents (i) 14,697 shares held by Mr. Banerjee and (ii) 20,000 options exercisable within 60 days of April 5, 2019.

(7)	Represents (i) 4,067 shares held by Ms. Fallon and (ii) 20,000 options exercisable within 60 days of April 5, 2019.

(8)	Represents 20,000 options exercisable by Mr. Gold within 60 days of April 5, 2019.

(9)
Represents (i) 4,067 shares held by Mr. Kiely and (ii) 16,786 shares held by The Kiely Trust dtd 9/24/18. Mr. Kiely is one of the trustees of The Kiely Trust dtd 9/24/18 and has voting and dispositive power over the shares held by The Kiely Trust dtd 9/24/18.

(10)
Represents (i) 4,067 shares held by Mr. Regis and (ii) 47,141 shares held by Regis Investments, L.P. Mr. Regis is the general partner of Regis Investment L.P. and has voting and dispositive power over the shares held by Regis Investment, L.P.

(11)	Represents (i) 12,579 shares held by Mr. Schireson and (ii) 20,000 options exercisable within 60 days of April 5, 2019.

(12)	Represents (i) 10,353 shares held by Mr. Turner and (ii) 20,000 options exercisable within 60 days of April 5, 2019.

(13)
Represents (i) 282,620 shares held by Mr. Ungaro, (ii) 3,443 shares held in the Cray 401(k) Plan, (iii) 471,198 options exercisable within 60 days of April 5, 2019, and (iv) 55,700 shares of restricted stock units that are expected to vest within 60 days of April 5, 2019.

(14)
Represents (i) 69,272 shares held by Mr. Henry, (ii) 132,498 options exercisable within 60 days of April 5, 2019, and (iii) 23,250 shares of restricted stock units that are expected to vest within 60 days of April 5, 2019.

(15)
Represents (i) 45,229 shares held by Mr. Morreale, (ii) 2,059 shares held in the Cray 401(k) Plan, (iii) 40,248 options exercisable within 60 days of April 5, 2019, and (iv) 12,750 shares of restricted stock units that are expected to vest within 60 days of April 5, 2019.

(16)
Represents (i) 16,284 shares held by Dr. Papaefstathiou, (ii) 22,749 options exercisable within 60 days of April 5, 2019, and (iii) 14,000 shares of restricted stock units that are expected to vest within 60 days of April 5, 2019.

(17)
Represents (i) 48,230 shares held by Mr. Piraino, (ii) 575 shares held in the Cray 401(k) Plan, (iii) 97,068 options exercisable within 60 days of April 5, 2019, and (iv) 14,250 shares of restricted stock units that are expected to vest within 60 days of April 5, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires that our directors, executive and other specified officers, and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.
We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based solely on this review, we believe that all of the reporting persons complied with their filing requirements for 2018.

THE BOARD OF DIRECTORS
The Board of Directors oversees our business and affairs and monitors the performance of our management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives, and our principal external advisers (legal counsel, outside auditors, and compensation consultants), by reading the reports and other materials that we send them regularly, and by participating in Board and Committee meetings.
Corporate Governance Principles
The goals of our Board are to build long-term value for our shareholders and to ensure our vitality for our customers, employees, and others who depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound, and represent best practices. To this end, we have established the following:

•	A Code of Business Conduct that sets forth our ethical principles and applies to all of our directors, officers, and employees;

•	Corporate Governance Guidelines that set forth our corporate governance principles;

•	A Related Person Transaction Policy that applies to all of our directors, officers, and employees;

•	Charters for our Audit, Compensation, Corporate Governance, and Strategic Technology Assessment Committees; and

•	A confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies, and other matters.
Under our Corporate Governance Guidelines and the applicable Committee charters, each director has complete access to our management, and the Board and each Committee have the right to consult and retain independent legal counsel, accountants, and other advisers at our expense. All of the foregoing documents are available on our website at www.cray.com under “Company – Investors – Corporate Governance.” To satisfy the disclosure requirements of item 5.05 of Form 8-K, we will post on this website any amendments to the Code of Business Conduct or waivers of the Code of Business Conduct for directors and executive officers.
We periodically review our governance practices against requirements of the SEC, the listing standards of The Nasdaq Global Market (Nasdaq), the laws of the state of Washington, and practices suggested by recognized corporate governance authorities. In 2017, we engaged an independent third-party to help conduct a self-evaluation process for each of our directors and the Board, a practice which we generally undertake every other year.
Independence
As of April 18, 2019, our Board has nine members. The Board has determined that all of our directors serving on our Board as of April 18, 2019, except for Mr. Ungaro, our President and Chief Executive Officer, meet the Nasdaq and SEC standards for independence and that all members of the Audit Committee meet the heightened independence standards required for Audit Committee members under Nasdaq and SEC standards. Only independent directors may serve on our Audit, Compensation, and Corporate Governance Committees.
As set forth in our Corporate Governance Guidelines, the Board believes that at least two-thirds of the Board should consist of independent directors and that, absent compelling circumstances, the Board should not contain more than two members from our management. As of April 18, 2019, eight of our nine directors were considered independent and one member of our management, Mr. Ungaro, our President and Chief Executive Officer, was on the Board.
In determining the independence of our directors, the Board affirmatively decides whether a non-management director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In making that decision, the Board is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses from each director in an annual questionnaire, and reviews the applicable standards with each Board member.
Meetings and Attendance
During 2018, the Board met 13 times and the Board’s standing committees held a total of 26 meetings. The rate of attendance in 2018 for all directors at Board and Committee meetings was 100%.

The non-management directors meet in executive sessions of the Board on a regular basis, generally at the beginning and at the end of each scheduled quarterly Board meeting, and at other times as needed. In addition, the Board committees meet periodically without members of our management present.
The Committees of the Board
The Board has established an Audit Committee, a Compensation Committee, a Corporate Governance Committee, and a Strategic Technology Assessment Committee as standing committees of the Board. None of the directors who serve as members of these committees is, or has ever been, one of our employees.
Audit Committee
The current members of the Audit Committee are Mr. Regis (Chair), Ms. Fallon, Ms. Narodick, and Mr. Turner. The Audit Committee and the Board have determined that each individual who currently is, and who in 2018 was, a member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq rules and regulations, and that Messrs. Regis and Turner and Ms. Fallon are each an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee met nine times during 2018. As noted above, the Audit Committee’s charter is available at www.cray.com under “Company – Investors – Corporate Governance.” The Audit Committee assists the Board in fulfilling its responsibility for oversight of:

•	The quality and integrity of our accounting and financial reporting processes and the audits of our consolidated financial statements;

•	The qualifications and independence of the independent registered public accounting firm engaged to issue an audit report on our consolidated financial statements;

•	The performance of our systems of internal controls and disclosure controls;

•	The review and approval or ratification of “related person transactions” under our Related Person Transaction Policy; and

•	Our procedures for legal and regulatory compliance, risk assessment, and business conduct standards.
The Audit Committee reviews all reports submitted on our anonymous, confidential reporting system and is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating, and replacing any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for us. See “Discussion of Proposals Recommended by the Board – Proposal 4: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2019 – Audit Committee Pre-Approval Policy” below.
The report of the Audit Committee regarding its review of the consolidated financial statements and other matters is set forth below.
Compensation Committee
The current members of the Compensation Committee are Mr. Schireson (Chair), Mr. Kiely, and Mr. Turner. The Compensation Committee and the Board have determined that each individual who currently is, and who in 2018 was, a member of the Compensation Committee is “independent” as that term is defined in Nasdaq rules and regulations, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (IRC), and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee met six times during 2018. As noted above, the Compensation Committee’s charter is available at www.cray.com under “Company – Investors – Corporate Governance.” The Compensation Committee assists the Board in fulfilling its responsibilities for the oversight of:

•	Our compensation policies, plans, and benefit programs;

•	The compensation of the Chief Executive Officer and other officers;

•	The administration of our cash- and equity-based compensation plans; and

•	Evaluation and mitigation of potential risks related to our compensation policies.
See “Compensation of the Executive Officers – Compensation Discussion and Analysis” for further information regarding the Compensation Committee and its actions with respect to the compensation of certain executive officers. The Compensation Committee Report on the Compensation Discussion and Analysis and related matters is set forth below.

Corporate Governance Committee
The current members of the Corporate Governance Committee are Mr. Kiely (Chair), Ms. Narodick, and Mr. Regis. The Corporate Governance Committee and the Board have determined that each individual who currently is, and who in 2018 was, a member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq rules and regulations. The Corporate Governance Committee met six times during 2018. As noted above, the Corporate Governance Committee’s charter is available at www.cray.com under “Company – Investors – Corporate Governance.” The Corporate Governance Committee has the responsibility to:
•Develop and recommend to the Board a set of corporate governance guidelines;
•Recommend qualified individuals to the Board for nomination as directors;

•	Review the compensation of Board members and recommend to the full Board changes to Board compensation as appropriate to attract and retain qualified directors;
•Lead the Board in its annual review of the Board’s performance; and
•Recommend directors to the Board for appointment to Board committees.
See “Shareholder Communications, Director Candidate Recommendations and Nominations, and Other Shareholder Proposals” below regarding the Corporate Governance Committee’s processes for evaluating potential Board members and how shareholders can nominate director candidates, propose matters to come before the shareholders, and communicate with the Board.
Strategic Technology Assessment Committee
The current members of the Strategic Technology Assessment Committee are Dr. Banerjee (Chair), Mr. Gold, and Mr. Schireson. Ms. Fallon, a director of our Board, also served on the Strategic Assessment Committee between February 21, 2018 and February 23, 2019. Mr. Gold was appointed to the Strategic Technology Assessment Committee on February 20, 2019. The Strategic Technology Assessment Committee and the Board have determined that each individual who currently is, and who in 2018 was, a member of the Strategic Technology Assessment Committee is “independent,” as that term is defined in Nasdaq rules and regulations, although such independence is not a requirement for membership on this committee. The Strategic Technology Assessment Committee met five times during 2018. As noted above, the Strategic Technology Assessment Committee’s charter is available at www.cray.com under “Company – Investors – Corporate Governance.” The Strategic Technology Assessment Committee has the responsibility to:

•	Assist the Board in its oversight of our technology strategy and product plans; and

•	Assess whether our research and development investments are sufficient and appropriate to support the competitiveness of our offerings in the marketplace.
From time to time, the Board establishes other committees on an ad-hoc basis to assist in its oversight responsibilities.
Board Leadership Structure
We separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. Mr. Kiely has served as Chairman of the Board, a non-executive position, since August 2005. As Chairman, Mr. Kiely consults with Mr. Ungaro, our Chief Executive Officer, regarding agenda items for Board meetings, chairs executive sessions of the Board’s independent directors, provides feedback and mentoring to the Chief Executive Officer on behalf of the independent directors, and performs such other duties as the Board deems appropriate. We believe that this structure is currently appropriate given the experience of Mr. Kiely, both outside of his service with us and as a member of our Board, and the operational efficiencies that currently result from separating the roles. However, we believe that it is in the best interests of our shareholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman of the Board or Chief Executive Officer or at other times, based in each case on the relevant facts and circumstances applicable at that time.
Board’s Role in Risk Oversight
The Board’s role in our risk oversight process includes receiving regular reports from members of our senior management on areas of material risk to us, including competitive, economic, operational, financial, legal and regulatory, and strategic and reputational risks. We also utilize a formal Enterprise Risk Management system (ERM System) to assist us in tracking and mitigating risks. In addition to periodic review, evaluation, and modification of risks maintained in the ERM System by management, we provide periodic reports of risks tracked in the ERM System to the Audit Committee. The Audit Committee receives these reports from the management personnel principally responsible for identifying, managing, and mitigating a particular area of risk within the organization to enable it to understand our risk identification, risk management, and risk mitigation strategies. When the Audit Committee receives the report, the Chairman of the Audit Committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting, which enables the Board and the Audit Committee to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.
Risk Considerations in Our Compensation Program
Our Compensation Committee discussed the concept of risk as it related to our 2018 compensation program. The Compensation Committee engaged an independent compensation consultant, Mercer (US) Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (Mercer), to assess the risks of our 2018 compensation program. The Compensation Committee does not believe our 2018 compensation program encouraged excessive or inappropriate risk-taking for the following reasons:

•	Base salaries are aligned with employee responsibilities so employees are not motivated to take excessive risks to achieve a reasonable level of financial security;

•
The determination of cash incentive awards is based on a review of two key Company performance measures, described under “Compensation Discussion and Analysis – 2018 Compensation Determinations,” promoting accountability and line of sight to executives and employees in driving business success. Our cash incentive plans for 2018 include specific caps on the target awards, which limits the incentive for excessive risk-taking by our employees;

•	Long-term equity compensation programs are designed to reward executives and other participants for driving sustainable and profitable growth for shareholders;

•	Equity incentive awards for our executive officers have included different types of equity instruments, which helps to diversify the executive officers’ interests and limit excessive risk taking;

•	The vesting periods for our time-based equity awards are designed to encourage executives and other participants to focus on sustained stock price appreciation;

•
Our outstanding performance-based restricted stock units vest upon the achievement of certain operational and financial milestones, and those milestones and the terms of the grants are designed to encourage sustained, measurable performance;

•	The mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in our shareholders’ long-term interests;

•
Our system of internal controls over financial reporting, standards of business conduct, and compliance programs reduce the likelihood of manipulation of our financial performance to enhance payments under our bonus and sales compensation plans;

•
Our Chief Executive Officer is subject to, and is in compliance with, our stock ownership guidelines described under “Compensation Discussion and Analysis – Compensation Program Elements and Purposes,” which encourage a level of stock ownership that we believe appropriately aligns his long-term interests with those of our shareholders;

•	We have a clawback or recoupment policy for certain performance-based incentive compensation of our executive officers; and

•	Our Insider Trading Policy prohibits all employees from pledging shares, engaging in short sales, or hedging transactions involving our securities.
Director Attendance at Annual Meetings
We encourage, but do not require, our directors to attend the Annual Meeting either in person or telephonically. In 2018, six of our directors who were directors at the time of our annual meeting of shareholders attended the 2018 annual meeting.

Shareholder Communications, Director Candidate Recommendations and Nominations, and Other Shareholder Proposals
Communications
The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing to Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and addressed to the attention of the Board or any of its individual committees or to the Chairman of the Board. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved, in the case of communications addressed to the Board as a whole or to individual directors, to the Corporate Governance Committee or, if addressed to the Chairman, to the Chairman of the Board.
Director Candidates
The criteria for Board membership as adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience, and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. The Board has not adopted a specific set of minimum qualifications that are necessary for a nominee to possess. While our Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Corporate Governance Committee considers diversity in the context of the Board as a whole and considers the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Corporate Governance Committee is responsible for assessing the appropriate balance of skills brought to the Board by its members and ensuring that an appropriate mix of specialized knowledge (e.g., financial, industry, or technology) is represented on the Board. Since 2012, the Corporate Governance Committee has engaged a third-party consulting firm, Heidrick & Struggles, International, Inc., to assist the Corporate Governance Committee in identifying candidates for Board membership.
Once the Corporate Governance Committee has identified a potential director nominee, the Corporate Governance Committee, in consultation with the Chief Executive Officer, evaluates the prospective nominee against the specific criteria that the Board has established and as set forth in our Corporate Governance Guidelines. If the Corporate Governance Committee determines to proceed with further consideration, then members of the Corporate Governance Committee, the Chief Executive Officer, and other members of the Board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to appoint the new director.
The Corporate Governance Committee will consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above. Shareholders should accompany their recommendations with a sufficiently detailed description of the candidate’s background and qualifications to allow the Corporate Governance Committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected, and evidence of the nominating shareholder’s ownership of our common stock. Such recommendation and documents should be submitted in writing to Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and addressed to the attention of the Corporate Governance Committee.
Director Nominations by Shareholders
Our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, a shareholder making a nomination must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	The nominating shareholder’s name and address;

•	A representation that the nominating shareholder is entitled to vote at such meeting;

•	The number of shares of our common stock that the nominating shareholder owns and when the nominating shareholder acquired such shares;

•	A representation that the nominating shareholder intends to appear at the meeting, in person or by proxy;

•	The nominee’s name, age, address, and principal occupation or employment;

•	All information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules; and

•	The nominee’s executed consent to serve as a director if so elected.
The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.
Shareholder Proposals
2019 Annual Meeting. For a shareholder proposal to be raised from the floor during the Annual Meeting, written notice of the proposal must be received by us not less than 60 days nor more than 90 days prior to the Annual Meeting or, if less than 60 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the shareholders, by the 10th business day following the first public announcement of the Annual Meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	A brief description of the business the shareholder wishes to bring before the Annual Meeting, the reasons for conducting such business, and the language of the proposal;

•	The shareholder’s name and address;

•	The number of shares of our common stock that the shareholder owns and when the shareholder acquired them;

•	A representation that the shareholder is entitled to vote at such meeting;

•	A representation that the shareholder intends to appear at the Annual Meeting, in person or by proxy; and

•	A brief description of any material interest the shareholder has in the business to be brought before the Annual Meeting.
The Chairman of the Board, if the facts so warrant, may determine that any business was not properly brought before the Annual Meeting in accordance with our Bylaws.
2020 Proxy Statement. In order for a shareholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2020 annual meeting, we must receive the written proposal no later than December 20, 2019. Shareholder proposals also must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
If you wish to obtain a free copy of our Articles of Incorporation, Bylaws, or any of our corporate governance documents, please contact Michael C. Piraino, Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164. These documents also are available on our website, www.cray.com under “Company – Investors – Corporate Governance.”
Compensation of Directors
In setting director compensation to attract and retain highly qualified individuals to serve on our Board, the Corporate Governance Committee considers the significant amount of time that directors expend in fulfilling their duties, the skill level required of members of the Board, and a general understanding of director compensation at companies of similar size and complexity. Directors who are also our employees receive no additional compensation for their service on the Board. As described more fully below, director compensation is in the form of cash and, to align further the longer-term interests of the individual directors with those of our shareholders, equity, with the grant of a fully vested stock option with a ten-year term upon first joining the Board and annual grants of restricted stock vesting in one year.
The Corporate Governance Committee reviews director compensation annually and recommends changes to the Board when appropriate. The Corporate Governance Committee considers the information, analysis, and recommendations provided by our independent compensation consultant, Mercer, including data regarding compensation paid to non-employee directors by companies in our Peer Group (as described in “Compensation Discussion and Analysis – Compensation Program Elements and Purposes – Competitive Market Data”), as well as publicly available professional compensation surveys, proxy data, and the individual experiences of the Corporate Governance Committee members when it evaluates the appropriate level and form of compensation for non-employee directors.

Cash Compensation
The following table sets forth the cash compensation policy in 2018 for our non-employee directors:

Annual retainer for service on the:
Board	$50,000
Audit Committee	$10,000
Compensation Committee (through June 30, 2018)	$5,000
Compensation Committee (effective July 1, 2018) (1)	$10,000
Corporate Governance Committee	$5,000
Strategic Technology Assessment Committee	$5,000
Annual retainer for service as the Chair of the:
Board	$40,000
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance Committee	$5,000
Strategic Technology Assessment Committee	$5,000

(1)
Based on the recommendations of Mercer and the Corporate Governance Committee, the Board approved an increase to the annual retainer for members of the Compensation Committee from $5,000 to $10,000 effective as of July 1, 2018, so as to remain competitive with Cray’s Peer Group.

When the Board creates committees other than the standing committees identified above, the Board determines whether to extend the same committee fee structure to the members of such committees. Members of the Board do not receive any per meeting fees, but we do reimburse all expenses related to participation in meetings of the shareholders, Board, and committees. In addition, we pay for any applicable Washington State and City of Seattle business and occupation taxes and Seattle business license fees incurred by our directors.
Equity Compensation
Stock Options. Each non-employee director, upon his or her first appointment or election to the Board, is granted a fully vested stock option, with a 10-year term, for 20,000 shares with an exercise price equal to the closing price of our common stock as reported by Nasdaq on the trading date immediately prior to the date of the first appointment or election.
Restricted Stock Awards. Each continuing director first elected or reelected by our shareholders at the annual meeting of our shareholders is granted restricted shares of common stock with such award granted on or immediately following each annual meeting of our shareholders. The number of shares subject to the restricted stock award is determined based on the closing price of our common stock as reported by Nasdaq on the trading day immediately prior to the date of our annual meeting of shareholders. Each continuing director first elected or reelected by our shareholders at the 2018 annual meeting of our shareholders was granted restricted shares of common stock with a value equal to $110,000 and such awards will vest 100% on the earlier of June 12, 2019, or the date that is immediately prior to the date of our 2019 Annual Meeting. Based on the recommendation of Mercer and the Corporate Governance Committee, the Board approved an increase in the annual stock grant to non-employee directors from $110,000 in value to $140,000 in value so as to remain competitive with Cray’s Peer Group, effective as of the 2019 Annual Meeting.
The restricted shares vest in full if a non-employee director can no longer serve due to death or Disability (as defined in our 2013 Equity Incentive Plan) or upon a Corporate Transaction (as defined in our 2013 Equity Incentive Plan). The restricted shares are forfeited if, while unvested, a non-employee director resigns or retires from the Board (other than with the express approval of the Corporate Governance Committee) or is asked to leave the Board by the Corporate Governance Committee. Currently, under our 2013 Equity Incentive Plan, a non-employee director may receive awards of no more than 150,000 shares per calendar year. If the amendment and restatement of our 2013 Equity Incentive Plan is approved pursuant to Proposal 3, the 2013 Equity Incentive Plan will provide that a non-employee director may receive compensation (including cash and equity awards) representing no more than $500,000 total value in any calendar year; provided that a newly appointed non-employee director may receive compensation (including cash and equity awards) representing no more than $1,000,000 for the calendar year of his or her appointment. See “Discussion of Proposals Recommended by the Board – Proposal 3: To Amend and Restate Our 2013 Equity Incentive Plan, as Amended and Restated” below for additional detail.

Stock Ownership Guidelines. Our Board instituted the following stock ownership guidelines for non-employee directors:

•
Directors are expected to own shares of our common stock, the value of which equals at least $250,000 based on the average closing price per share for our common stock as reported by Nasdaq over the 90 trading days prior to the end of each fiscal year.

•
Each director has five years following the later of commencement of his or her service on our Board or the adoption or amendment of our stock ownership guidelines to satisfy the minimum share holdings of our stock ownership guidelines.

•	Directors may sell enough shares to cover the income tax liability when restricted shares vest.
Director Compensation for 2018
The following table sets forth information regarding compensation earned by our non-employee directors for the year ended December 31, 2018. Mr. Ungaro is not included in this table as he is an employee and he receives no compensation for his service as a director. His compensation as an employee is shown in the “Summary Compensation Table” set forth under “Compensation of the Executive Officers – Compensation Tables” below.

Name	Annual Retainer ($)	Board and Committee Chair Fees ($)	Committee Fees ($)(1)		Total Cash Fees Earned ($)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	All Other Compensation (4)	Total ($)
Prithviraj Banerjee	$50,000	$5,000	$5,000		$60,000	$110,216	—	$2,354	$172,570
Catriona M. Fallon	$50,000	—	$4,292	(5)	$54,292	$110,216	—	$110	$164,618
Stephen C. Kiely	$50,000	$45,000	$12,500		$107,500	$110,216	—	$2,996	$220,712
Sally G. Narodick	$50,000	—	$15,000		$65,000	$110,216	—	$3,577	$178,793
Daniel C. Regis	$50,000	$15,000	$15,000		$80,000	$110,216	—	$3,730	$193,946
Max L. Schireson	$50,000	$10,000	$12,500		$72,500	$110,216	—	$2,447	$185,163
Brian V. Turner	$50,000	—	$17,500		$67,500	$110,216	—	$1,509	$179,225

(1)
The annual retainer for members of the Compensation Committee was increased from $5,000 to $10,000 effective July 1, 2018. Payments of prorated increases were issued to Messrs. Kiely, Schireson, and Turner, as discussed above.

(2)
Amounts in this column represent the fair value of the restricted stock awards granted on June 12, 2018, calculated in accordance with ASC 718 by multiplying the closing price of our common stock as reported by Nasdaq on the date of the grant ($27.10) by the number of shares awarded disregarding any adjustments for estimated forfeitures. The amount any director realizes from these restricted stock awards, if any, will depend on the future market value of our common stock when these shares are sold, and there is no assurance that any director will realize amounts at or near the values shown. A more detailed discussion of the assumptions used in the valuation of stock awards made in the year 2018 may be found in Note 2 of the Notes to the Financial Statements in our Annual Report on Form 10‑K for the year ended December 31, 2018.

(3)
The following table provides additional information about non-employee director equity awards, including the stock awards made to non-employee directors during 2018 and the number of stock options and shares of restricted stock held by each non-employee director on December 31, 2018:

Name	Restricted Shares Granted in 2018 (a)	Stock Options Granted in 2018	Restricted Shares Outstanding December 31, 2018	Stock Options Outstanding December 31, 2018
Prithviraj Banerjee	4,067	—	4,067	20,000
Catriona M. Fallon	4,067	—	4,067	20,000
Stephen C. Kiely	4,067	—	4,067	—
Sally G. Narodick	4,067	—	4,067	—
Daniel C. Regis	4,067	—	4,067	—
Max L. Schireson	4,067	—	4,067	20,000
Brian V. Turner	4,067	—	4,067	20,000

(a)	Pursuant to the policy described under “Equity Compensation – Restricted Stock Awards” above, on June 12, 2018, we granted to each non-employee director shares of restricted stock, all of which vest on the earlier of June 12, 2019 and the date that is immediately prior to the date of our 2019 Annual Meeting.

(4)	Consists of applicable Washington State and City of Seattle business and occupation taxes and Seattle business license fees paid by us.

(5)	Ms. Fallon was appointed to the Strategic Technology Assessment Committee effective February 21, 2018 and received a prorated payment for her service on that committee.

EXECUTIVE OFFICERS
The following table lists, as of April 5, 2019, our executive officers, who will serve in the capacities noted until their successors are duly appointed, and their respective ages:

Name	Age	Position
Peter J. Ungaro	50	President and Chief Executive Officer
Brian C. Henry	62	Executive Vice President and Chief Financial Officer
Charles D. Fairchild	50	Vice President, Corporate Controller and Chief Accounting Officer
Charles A. Morreale	57	Senior Vice President, Field Operations
Michael C. Piraino	51	Senior Vice President Administration, General Counsel and Corporate Secretary
Efstathios Papaefstathiou	51	Senior Vice President, Research and Development

Peter J. Ungaro has served our as Chief Executive Officer and as a member of our Board of Directors since August 2005 and as our President since March 2005. From September 2004 until March 2005, Mr. Ungaro served as our Senior Vice President responsible for sales, marketing, and services and from August 2003 until September 2004, he served as our Vice President responsible for sales and marketing. He served as Vice President, Worldwide Deep Computing Sales for IBM Corporation from April 2003 to August 2003 and as Vice President, Worldwide HPC Sales, from February 1999 to April 2003. Mr. Ungaro also held a variety of other sales leadership positions at IBM beginning in 1991. Mr. Ungaro received a B.A. from Washington State University.
Brian C. Henry has served as our Executive Vice President and Chief Financial Officer since May 2005. Mr. Henry is responsible for finance and accounting, manufacturing, and supply chain. Mr. Henry previously served as Executive Vice President and Chief Financial Officer of Onyx Software Corporation, a full suite customer relationship management company, from 2001 to 2005. From 1999 to 2001, he was Executive Vice President and Chief Financial Officer of Lante Corporation, a public internet consulting company focused on e-markets and collaborative business models. From 1998 to 1999, Mr. Henry was Chief Operating Officer, Information Management Group, of Convergys Corporation, which was spun off from Cincinnati Bell Inc., a diversified service company, where Mr. Henry served as Executive Vice President and Chief Financial Officer from 1993 to 1998. From 1983 to 1993, he was with Mentor Graphics Corporation in key financial management roles, serving as Chief Financial Officer from 1986 to 1993. Prior to that, Mr. Henry worked at Deloitte & Touche LLP, an accounting and audit firm, as a Certified Public Accountant. Mr. Henry received a B.S. from Portland State University and an M.B.A. from Harvard University where he was a Baker Scholar.
Charles D. Fairchild has served as our Vice President, Corporate Controller and Chief Accounting Officer since May 2010. Mr. Fairchild previously served as Chief Financial Officer of Radiant Research, Inc., a clinical research and development company, and spent 14 years at Deloitte & Touche LLP. Mr. Fairchild received a B.A. in business administration and an M.B.A. from the University of Washington.
Charles A. Morreale has served as our Senior Vice President, Field Operations since September 2011. Mr. Morreale is responsible for customer facing organizations around the world including sales and presales, service, benchmarking, and special purpose systems. Prior to such appointment, Mr. Morreale served as our Vice President Custom Engineering responsible for custom engineering. Prior to that, he served as our Vice President responsible for central and field service and benchmarking organizations from April 2005 through January 2009, and, from March 2004 until April 2005, as Director of Worldwide Sales Support. From 2001 to 2004, he was an HPC Sales Executive at IBM and was responsible for worldwide HPC sales activities in the life sciences segment. From 1984 to 2001, he held a variety of positions at Cray Research, Inc. and Silicon Graphics, Inc., starting as a programmer analyst and ending as the Northeast Territory Sales Account Manager. He received a B.S. from The College of New Jersey.
Michael C. Piraino has served as our Senior Vice President Administration, General Counsel and Corporate Secretary since August 2015. Mr. Piraino is responsible for the legal, human resources, information technology, and facilities teams. From September 2011 to August 2015, Mr. Piraino was our Vice President Administration, General Counsel and Corporate Secretary responsible for the legal, human resources, information technology, facilities, and government programs teams. From October 2009 to September 2011, he served as Vice President, General Counsel and Corporate Secretary and was responsible for legal and since August 2010, he was responsible for human resources as well. From October 2007 to September 2009, he was an attorney at Fenwick

& West LLP (and a predecessor firm), where his practice focused on corporate finance and securities. From October 2006 to June 2007, Mr. Piraino served with the Exbiblio family of technology companies in various positions, including Chief Executive Officer. From May 1999 to October 2006, he was at WatchGuard Technologies, Inc., a provider of network security solutions, in various roles, including Vice President, General Counsel and Secretary. From October 1995 to May 1999, he was an attorney at Perkins Coie LLP, a law firm. Mr. Piraino began his career as a propulsion engineer at The Boeing Company. He received a B.S. in aeronautical and astronautical engineering from Purdue University and a J.D., magna cum laude, from the Seattle University School of Law.
Efstathios “Stathis” Papaefstathiou has served as our Senior Vice President of Research and Development since January 2017. Mr. Papaefstathiou is responsible for leading the software and hardware engineering efforts for all of Cray’s research and development projects. From August 2014 to December 2016, Mr. Papaefstathiou was Senior Vice President, Engineering for Aerohive Networks, Inc., a computer networking equipment company. From January 2012 through May 2014, he served as the Vice President of Product Development - Cloud Technology with F5 Networks, an application delivery controller company. Previously, Mr. Papaefstathiou held a number of technical and senior management positions at Microsoft Corporation from August 1999 through December 2011 in the areas of distributed operating systems, data center automation, and robotics, specifically as General Manager from February 2008 through December 2011 and Software Architect from March 2006 through February 2008. Mr. Papaefstathiou holds a Ph.D. in Computer Science from the University of Warwick, United Kingdom, and a B.Sc. in Computer Science from North College, Greece.

COMPENSATION OF THE EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Our Compensation Discussion and Analysis (CD&A) describes the material elements of our compensation for 2018 for (i) the individuals who served as our chief executive officer (Mr. Ungaro) and our chief financial officer (Mr. Henry) during 2018, and (ii) our three most highly compensated executive officers, other than our chief executive officer and chief financial officer, who served as executive officers as of December 31, 2018 (Messrs. Morreale and Piraino and Dr. Papaefstathiou). We refer to these individuals, shown in the table below, as our Named Executive Officers or NEOs for 2018. Our CD&A and other sections of this Proxy Statement provide details on the compensation program, including specific policies and plans applicable to our NEOs, and also demonstrates a strong link between pay and performance for our NEOs.

Name	Position
Peter J. Ungaro	President and Chief Executive Officer
Brian C. Henry	Executive Vice President and Chief Financial Officer
Charles A. Morreale	Senior Vice President, Field Operations
Efstathios Papaefstathiou	Senior Vice President, Research and Development
Michael C. Piraino	Senior Vice President Administration, General Counsel and Corporate Secretary
This CD&A is structured as follows:

•	An overview of our compensation program’s guiding principles, compensation philosophy, and objectives

•	A review of the pay elements we consider when structuring executive compensation

•	A detailed discussion of our 2018 executive compensation program determinations

•	A summary of our key policies and pay practices used to ensure effective governance and risk mitigation
Guiding Principles of our Compensation Program
The Compensation Committee believes that executive compensation should be strongly linked to performance and the creation of long-term value for our shareholders. Based on these principles, the Compensation Committee has taken into consideration the unique business aspects of Cray, the perspective of our shareholders, the advice and guidance from our Compensation Committee’s independent compensation consultant, Mercer, market data and experience relating to the competitive employment environment in which we need to attract and retain talent, and input from our executive management team to develop our compensation program for our executives. The structure of our executive compensation program is intended to enable us to attract, retain, and motivate a talented management team to achieve our business objectives.
2018 Paying for Performance
We believe it is critical to our short- and long-term success that our compensation program be closely correlated with performance against our corporate goals, objectives, and results. We experienced a significant industry downturn in the segments of the high-end of the supercomputing market that we target in 2016 and 2017, and while we were not profitable in 2018 we grew our revenue by 16% over the prior year. We strategically invested in R&D to bring our next-generation supercomputing systems code-named “Shasta” to market and the importance of those investments is reflected in the selection of a Shasta-related development goal for our annual cash incentive plan. Our compensation philosophy and objectives for 2018 leveraged three primary pay elements to compensate our NEOs: base salary, short-term cash incentives, and long-term equity incentives. Based on our operational and financial performance, and in light of the analysis from our compensation consultant and other factors described in this Proxy Statement, the Compensation Committee made the following compensation decisions for 2018:

Pay Element	2018 Compensation
Base Salary	Maintained base salaries at the same levels as in 2017 for our NEOs.
Annual Cash Incentive Plan	• Target Bonuses: Maintained the target bonus awards as a percentage of base salary at the same levels as 2017 for our NEOs.
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Performance Goals and Achievement: For 2018, the annual cash incentive plan for our NEOs was based on two distinct measures: bookings and a subjective Shasta-related product development goal. For the bookings measure, a minimum level of achievement was required to receive any payment for this measure and attainment was based on step-based targets with no interpolation between steps. The Shasta-related product development measure was a binary “meet or miss” measure with payout for meeting that measure determined by the level of attainment against the bookings measure (higher attainment against the bookings measure provided for a higher payout percentage for meeting the Shasta-related development measure). As in the past, the Compensation Committee’s approach has been to set “stretch” goals such that attainment at much less than 100% can reflect a significant accomplishment. The level of achievement of our bookings metric and meeting our product development metric resulted in a combined payout percentage of 40%. The Compensation Committee elected to pay a discretionary bonus of approximately 7% of each NEO’s bonus target to recognize the effective execution and significant progress made on certain critical business goals which established Cray’s strong competitive position in a slowly recovering market.

See “2018 Compensation Determinations – Annual Cash Incentive Compensation Plan” below.
Long-Term Equity Awards	Granted long-term equity awards in the form of:
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Stock options: Generally, with four-year vesting schedules dependent on continued employment and with exercise prices equal to the closing price of our common stock as reported by Nasdaq on the trading date immediately prior to the grant date.

• Restricted stock units: Generally, with four-year vesting schedules dependent on continued employment.
See “2018 Compensation Determinations – Long-Term Equity Awards” below.
For fiscal year 2018, approximately 86% of our Chief Executive Officer’s and 72% of our other NEOs’ total direct compensation consisted of short-term and long-term incentives and was variable and “at-risk” which means that this component can vary depending on the performance of the Company and our stock price performance.

CEO	Other NEOs

Long-Term Incentives 65%	Long-Term Incentives 54%	At-Risk Variable Pay

Short-Term Incentives 18%
Short-Term Incentives 21%
	Base Salary 28%	Fixed Pay
Base Salary 14%

Philosophy and Objectives
We offer technology-differentiated products and services that require a highly educated, specialized, and sought-after workforce and often involve long development cycles. In light of these challenges, our compensation philosophy is to provide and effectively implement a program that is designed to attract, retain, and motivate executives in a competitive employment environment and which is required for us to achieve our strategic and tactical goals and create long-term value for our shareholders.
To assist in these efforts, our executive compensation program focuses on the following objectives:

•	Provide effective compensation and benefit programs that are competitive both within our industry and with other relevant organizations with which we compete for executive talent;

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Encourage and reward behaviors that ultimately contribute to the achievement of organizational goals that increase long-term shareholder value without encouraging unbalanced short-term focus or inappropriate risk taking, thus fostering an innovative, high-performance culture;

•	Align the interests of our organization and our executives with the long-term interests of our shareholders;

•	Provide a retention incentive; and

•	Provide a work environment that promotes integrity, innovation, excellence, teamwork, and respect for the individual.
Compensation Program Elements and Purposes
We believe our executive compensation program provides the appropriate mix of fixed and variable pay, balancing incentives between short-term operational performance and long-term increases in shareholder value. The executive compensation program encourages the recruitment and retention of executives critical in driving long-term success for the Company in a competitive employment environment. Our executive compensation program reinforces an innovative, high-performance culture while creating alignment with our shareholders by providing equity ownership in Cray. Our NEOs assume greater levels of responsibility for delivering company results than other employees and, therefore, have a more significant portion of their total compensation linked directly to variable pay (pay-at-risk). We revisit our competitive pay mix periodically and in connection with the annual review of our executives’ compensation packages and adjust the mix as needed or appropriate to meet our objectives. We describe below the components of our compensation program and the purpose and key features of the components.
The Compensation Committee believes that the overall compensation structure for our NEOs supports our compensation philosophy and objectives and provides, in light of our industry and competitive employment environment, (i) competitive total target compensation, (ii) sufficient base salaries, (iii) a significant proportion of the total target compensation based on performance and variable or at-risk, and (iv) a meaningful proportion that is equity-based, all to align the NEOs’ interests with those of our shareholders and provide a strong retention and performance incentive.

Pay Element	Purpose	Key Features
Base Salaries	To provide fixed compensation to attract and retain the best executives	Base pay opportunities for all positions are determined based on:
• Competitive market data, including global compensation and rewards surveys and other sources, that represent industries and geographies where we compete for talent.
• Internal responsibilities and each executive’s experience, qualifications, performance, and potential impact within our Company.
Short-Term Incentives	To motivate and reward achievement of and significant progress related to critical, tactical, strategic, and financial goals in the short term	Our NEOs have a portion of targeted total compensation at risk, contingent on company performance during the year measured against corporate objectives.

Pay Element	Purpose	Key Features
Long-Term Incentives
To encourage executives to focus on creating long-term shareholder value and to provide significant retention incentives for highly educated, specialized, and sought-after leaders in the face of companies competing for this talent, particularly those who have significantly greater resources

Our NEOs have a meaningful portion of their total compensation opportunity linked to our success in or progress toward meeting our long-term objectives and increasing shareholder value. Long-term equity is used for both incentive and retention purposes. The size of each award is based on, among other things, the individual’s role and contributions. Long-term equity encourages our NEOs to focus on performance and initiatives that should lead to a long-term increase in the market price of our common stock, which benefits our shareholders.

Severance Policy and Change in Control (CIC) Agreements	To attract and retain executives and to encourage them to remain focused and engaged during a rumored or actual fundamental corporate change and during any corporate transition
We provide certain severance and vesting acceleration benefits to our NEOs if they are terminated without Cause or resign for Good Reason as those terms are defined in the applicable policies, plans, agreements, or equity grants. We also provide vesting acceleration in the event of death, disability, and a limited amount of vesting acceleration in the event of a termination without Cause or retirement in certain circumstances. For change of control related situations, acceleration benefits are subject to a double trigger. See “Termination of Employment and Change of Control Arrangements” below for additional detail.

Employee Benefits	To meet the health and welfare needs of our employees and their dependents
Our NEOs participate in the standard benefits programs offered to all employees in the US. We do not provide the NEOs or our other executive officers any deferred compensation or special retirement or pension plans or any benefits or perquisites that are not available to our employees generally.

Competitive Market Data
For its 2018 compensation decisions, the Compensation Committee considered the recommendations of its independent compensation consultant, Mercer, to contextualize our overall total compensation approach and general market competitiveness and compared our compensation approach to our peer group companies.
To assist the Compensation Committee in its deliberations on executive compensation, the Compensation Committee annually reviews and, when necessary, updates our list of peer companies (Peer Group) to ensure that the Peer Group companies are appropriate. When considering companies for inclusion in our Peer Group, the Compensation Committee considers companies that are generally:

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In our industry or similar industries such as application software, systems software, communications equipment, electronic components, electronic equipment and instruments, technology hardware, storage, and peripherals;

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Similar to us with respect to elements such as operating results, research and development investments and product solutions, size of revenue (currently 0.8x to 2.5x our target revenue for year-end 2018), and market capitalization; and

•	Those with whom we compete in the recruitment of executive officers.
We increased the revenue measurement point in determining our Peer Group from a range of 0.5x to 2x our target revenue for year-end 2017 to 0.8x to 2.5x our target revenue for year-end 2018 because we are building an executive team capable of supporting an organization with greater revenue than our current levels, which have been impacted by a market downturn, and we often compete for key talent with companies that are much larger than Cray.
Based on these factors, Mercer’s evaluation of our independent peer group analysis and its recommendations, as well as executive management’s input, the Compensation Committee approved the following companies to comprise our Peer Group for 2018: Acacia Communications*, ADTRAN*, Axcelis Technologies*, CalAmp*, Commvault Systems, Comtech Communications*, Electronics For Imaging*, Extreme Networks, F5 Networks, Formfactor*, Harmonic*, Infinera*, Mellanox Technologies, Mercury Systems*, Netgear, Progress Software*, Quantum, and Veeco Instruments*. The Compensation Committee used data from this Peer Group to inform its decisions about each NEO’s compensation for 2018. However, the Compensation Committee does not benchmark compensation to any particular level or against any specific member of the Peer Group; rather, it used Peer Group information as data points, along with other data points from Aon Hewitt’s Compensation Governance Pro proxy survey tool, the 2018 Radford Global Technology Survey, and Salary.com’s International Pay Analysis System, in determining, with the assistance of Mercer, the appropriate overall total compensation. Companies noted with asterisks above were added to our Peer Group for 2018 based on an evaluation of industry, revenue size, business description, R&D investment, and other metrics that provide for a meaningful peer comparison. ANSYS, Avid Technology, Barracuda Networks, Cavium, Fortinet, and Super Micro Computer were removed because they are no longer considered appropriate comparisons to Cray.
Determining Named Executive Officer Pay
As in previous years and in addition to the market data described above, in making specific decisions regarding each NEO’s (other than Mr. Ungaro’s) compensation, the Compensation Committee considered Mr. Ungaro’s recommendations. The committee also considered factors such as the internal and external relative parity among senior management, the experience and performance of individual officers, their current compensation levels, their potential impact within Cray, and the reasonableness of the officer’s compensation in light of our compensation objectives and our operational and financial performance. We have a relatively flat salary structure for our executive officers with the significant differences in total compensation among the executive officers reflected in short-term cash and long-term equity incentive awards. This approach helps us provide a market competitive base salary and provides the potential for higher compensation levels based on performance-dependent, short- and long-term incentives.
The Compensation Committee recognizes that we compete for our NEOs, including Mr. Ungaro, with a variety of organizations in the high-performance computing industry and other high-tech sectors, including much larger companies. The Compensation Committee factors in each NEO’s impact and delivery of results for the organization, their unique industry expertise, experiences, skills, role, competitive data, and market conditions. The Compensation Committee also supplemented specific compensation information with its collective experience, judgment, and observations of trends to establish the 2018 compensation for our NEOs and other executive officers.
Results of the 2018 Say-on-Pay Vote
We value the input of our shareholders on our compensation program. We hold an advisory vote on executive compensation on an annual basis. When designing our 2018 executive compensation program for our NEOs, the Compensation Committee carefully considered, among other things, the vote results from our prior annual meeting, including the results of our say-on-pay vote, with over 96% of votes cast in favor of our executive pay program. We also engage in conversations with our large, active shareholders on an ongoing basis, which provides them with an opportunity to raise any concerns or questions relating to our executive compensation program. Given that the 2018 say-on-pay vote reflected strong support for our compensation practices, and that we did not receive any significant shareholder feedback requiring compensation changes during 2018, we have maintained our existing compensation policies and practices. The Compensation Committee will continue to consider the results of our say-on-pay votes and shareholder feedback when making future compensation decisions for our NEOs.
Pay and Governance Policies and Practices
We have adopted the following pay and governance policies and practices to ensure that our pay program supports our compensation philosophy and mitigates compensation risk:

Key Pay Policies and Practices
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Stock ownership guidelines: Our Chief Executive Officer is subject to, and in compliance with, our stock ownership guidelines, which encourage a level of stock ownership that we believe appropriately aligns his long-term interests with those of our shareholders.

•	Hedging and pledging: Our insider trading policy prohibits transactions that involve pledging, hedging, or short sales of our equity.
•	Clawback policy: We have a clawback or recoupment policy for certain performance-based incentive compensation.
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No special perquisites or benefits: We do not provide the NEOs or our other executive officers any deferred compensation or special retirement or pension plans or any benefits or perquisites that are not available to our employees generally.

•	No “single trigger” change in control equity vesting: We provide for “double trigger” change in control equity vesting.
•	Independent compensation consultant: The Compensation Committee has engaged an independent compensation consultant for advice on executive compensation.

Key Pay Policies and Practices
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No excise tax gross-ups upon change of control: Since 2011, we have eliminated excise tax gross-ups upon change of control in new agreements or those amended in a way that is materially favorable to the executive.

•	No liberal recycling of shares: Our equity plan does not provide for the liberal recycling of shares subject to equity awards.
•	No repricing. Our equity plans do not permit repricing of our SARs or stock options without shareholder approval.
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Minimum vesting. If our equity plan is amended and restated pursuant to Proposal 3 of this Proxy Statement, the plan will provide that equity awards will be subject to an initial vesting period of no less than 12 months from the date of grant (subject to certain exceptions).

•	Annual limit on director compensation. Our equity plan establishes a reasonable compensation limit that may be granted or paid to a non-employee director in any fiscal year.
2018 Compensation Determinations
Base Salary
The Compensation Committee uses market data to set competitive base salaries. With Mr. Ungaro’s assistance (except with respect to his salary), the salary of each NEO is evaluated relative to market for each respective role, and according to the experience, qualifications, performance, and the particular impact each role has within Cray. Our NEOs’ salaries are reviewed annually. However, salary adjustments are typically infrequent regardless of performance, with the most recent increase occurring in 2016. We believe that nominal increases are unlikely to provide significant motivation or retention value for senior executives. Therefore, our approach is to hold any base salary increases necessary to maintain base salaries within a range associated with our desired position-to-market for each respective role (generally, below the median when comparing to our competitive industry groups) until those increases will be significant. None of the base salaries of our NEOs were increased in 2018 (or in 2017).
Annual Cash Incentive Compensation Plan
Our 2018 executive bonus plan (2018 Executive Bonus Plan) is an important element of the compensation program for our NEOs. It was designed to create incentives for participants to attain two key corporate objectives: bookings and a subjective Shasta-related product development goal. When the Compensation Committee established the 2018 Executive Bonus Plan measures, it was designed with stretch goals in mind to reinforce a performance-based culture. The Compensation Committee was aware that while the measures were achievable, they would be particularly challenging given the state of the Company’s market. As in the past, the Compensation Committee’s approach has been to set “stretch” goals such that attainment at much less than 100% can reflect a significant accomplishment. In addition, the Compensation Committee was mindful that the Company expected a net loss for 2018 and of the need to set performance measures that would motivate and incentivize our NEOs.
Compensation Targets
Based on an analysis of our NEOs’ compensation compared to our Peer Group and the compensation survey data points, for 2018, the target awards as a percentage of base salary for Messrs. Ungaro, Morreale, and Piraino, and Dr. Papaefstathiou were above the 75th percentile and the target award for Mr. Henry was slightly above the 50th percentile. Our Compensation Committee does not benchmark the target awards to any particular level or against any specific member of the Peer Group. Rather, it uses the Peer Group information as a data point in determining, with the assistance of Mercer, the appropriate target awards. The Compensation Committee believes that the NEOs should have a significant proportion of their total compensation at-risk and based on performance, thus emphasizing the incentive nature of their compensation. The Compensation Committee also believes that the incentive plan targets should contain rigorous performance hurdles that must be met before the target awards can be earned. We maintained all target awards as a percentage of base salary at the same levels as in 2017.

Under our 2018 Executive Bonus Plan, each NEO was eligible to receive a cash bonus amount equal to the annual target bonus amount multiplied by the payout percentage for the year. Our executive bonus plans generally have a cap on payout of 200% of the NEO’s bonus target, but in 2018 our performance measures were structured in a way that limited payouts to 100% of the NEO’s bonus target at maximum performance. The following table sets forth the 2018 target award as a percentage of base salary for our NEOs:

Named Executive Officer	Title	Target Award As % of Base Salary
Peter J. Ungaro	President and Chief Executive Officer	150%
Brian C. Henry	Executive Vice President and Chief Financial Officer	65%
Charles A. Morreale	Senior Vice President, Field Operations	65%
Efstathios Papaefstathiou	Senior Vice President, Research and Development	65%
Michael C. Piraino	Senior Vice President Administration, General Counsel and Corporate Secretary	65%
Performance Metrics
The 2018 Executive Bonus Plan was based on two performance measures focused on delivering future company growth and increased value for our customers and shareholders: bookings and a subjective Shasta-related product development goal. Bookings generally includes binding contracts for our products or services. Our Compensation Committee chose bookings as a performance metric because it believes that we should reward achievement of our critical initiative of driving growth in our markets. Focusing our business on bookings encourages our executives to continue to grow our revenue streams. Our Shasta-related product development goal focused on progress towards the development of our next-generation supercomputing systems code-named “Shasta” such that, if such goal was met by the end of 2018, we would be in a good position to meet the Company’s plans for delivery of Shasta supercomputing systems in 2019. Our Compensation Committee chose this product development goal to emphasize the importance of meeting key development milestones for our next-generation system to create long-term revenue streams for the Company. Likewise, this product development goal was aligned with our strategic investment in R&D with respect to the development of Shasta supercomputing systems. Our Compensation Committee considered both bookings and this Shasta-related product development goal to be the best indicators of business performance in 2018, representing major steps in preparing the organization for future growth and creating shareholder value.
The bookings attainment was based on step-based targets with no interpolation between steps. A minimum achievement threshold of $100 million was required for the bookings goal in order for any payment to be made and for maximum attainment resulting in a 75% payout percentage, bookings had to be at least $1.5 billion. The Shasta-related product development measure was a binary “meet or miss” measure with payout determined by the level of attainment of the bookings measure (higher attainment of the bookings measure provided for a higher payout percentage for meeting the Shasta-related development measure). The payout percentage for meeting the Shasta-related product development measure ranged from 10% to 25% depending on the level of bookings attainment. It was possible to receive a bonus payout based on meeting either measure regardless of whether the other measure was achieved. We attained $606 million on the bookings measure and met our Shasta-related development measure, which resulted in a combined bonus payout percentage of 40% of bonus target.
The Compensation Committee elected to pay a discretionary bonus equivalent to approximately 7% of the target bonus of each NEO to recognize the effective execution and significant progress made on certain important business goals in a recovering but ultimately challenging market. The Compensation Committee determined it was important to recognize the strong execution by the team in difficult market conditions, where quantitative measures in an extended market downturn have led to low or no bonuses for three consecutive years. The actual amounts of these additional cash bonuses are included in the Summary Compensation Table below.
Difficulty of Performance Goals
We believe that the Compensation Committee has historically set performance targets for our annual cash incentive plans that are achievable, but that include significant challenges to be met, with annual incentive awards at target being at substantial risk and incentive awards above target being very difficult to realize. When the Compensation Committee established the 2018 Executive Bonus Plan measures, it was aware that while the bookings measure was achievable it would be particularly challenging given the state of our market. In the past five years, we paid above-target awards for 2015, paid below-target awards for 2014, 2016, and 2018, and did not pay any awards for 2017.
Long-Term Equity Awards
Our long-term incentive plan is intended to align individual financial interests with those of the business, creating incentives for our NEOs to be invested in the future of Cray and aligned with the interests of our shareholders. In 2018, we granted equity in the form of stock options and restricted stock units to our NEOs to:

•	Align NEOs’ interests with those of our shareholders

•	Provide a significant portion of total target compensation that is at risk, subject to future stock price performance

•	Motivate and retain the necessary talent to lead the Company toward attainment of our goals and objectives
The available talent pool in our industry is limited and that candidates and our officers have significant other opportunities. Given these circumstances, the Compensation Committee has emphasized the retentive nature of equity awards to keep our senior management team in place.
Target Total Equity Awards
In determining the size of our NEOs’ equity awards, the Compensation Committee considered market data provided by Mercer, additional market data provided by the Company, the recommendations of Mercer, and the NEOs’ (i) contributions to our overall performance, (ii) future potential performance and contributions to Cray, (iii) current ownership of our common stock, (iv) extent and frequency of prior stock option grants and restricted stock awards and/or restricted stock units, and (iv) unvested stock options and restricted stock awards and/or restricted stock units and the remaining duration of the outstanding stock options, restricted stock awards, and/or restricted stock units.
The following table sets forth the value of the 2018 equity grants to the NEOs expressed as a multiple of their respective base salary:

Named Executive Officers	Title	Total Equity Award Value as a Multiple of Base Salary (1)
Peter J. Ungaro	President and Chief Executive Officer	4.55x
Brian C. Henry	Executive Vice President and Chief Financial Officer	2.28x
Charles A. Morreale	Senior Vice President, Field Operations	1.52x
Efstathios Papaefstathiou	Senior Vice President, Research and Development	2.28x
Michael C. Piraino	Senior Vice President Administration, General Counsel and Corporate Secretary	1.63x

(1)
The multiples are based on the closing price per share of our common stock on the date of grant for restricted stock units and the closing price per share of our common stock one business day prior to the date of grant for stock options based on the Black-Scholes Model.

For additional information regarding equity grants in 2018 and prior years, see the tables and associated footnotes and narratives under “Compensation Tables” below.
To provide longer-term performance and retention incentives, we generally grant stock options and restricted stock units. Our stock options typically have 10-year terms and four-year vesting schedules, with the exercise price equaling 100% of the closing price for our common stock as reported by Nasdaq on the trading day prior to the date of grant. Our time-based vesting restricted stock units typically have four-year vesting schedules. Equity awards are typically granted each year to our executive officers. Whether grants are made and the number of shares granted varies based on many factors, including financial performance and retention concerns, as discussed above. As financial gain from stock options depends on increases in the market price for our common stock after the date of grant, we believe stock option grants encourage recipients to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits all of our shareholders. In addition, for unvested restricted stock units and when the market price for the underlying common stock is higher than the exercise prices of stock options that are not fully vested, those grants of restricted stock units or options provide a retention incentive. Stock options, however, represent a high-risk and potential high-return component, as the realizable value, and consequently the retention incentive, of each stock option can fall to zero if the market price for the underlying common stock falls below the exercise price.

In 2018, we granted time-based vesting restricted stock units and stock options to each of our NEOs. For restricted stock unit awards, 25% of such awards vest on each of May 17, 2019, May 17, 2020, May 17, 2021, and May 17, 2022. For stock option awards, 25% of such awards vest on May 17, 2019, with the remaining balance vesting monthly over the next 36 months so that all options will be vested by May 17, 2022. None of the outstanding performance-based restricted stock units granted in years prior to 2018 were earned or vested in 2018.
Other Compensation Elements
Severance Policy and Change of Control Arrangements
To enable us to attract talented executives, as well as ensure ongoing retention when considering potential corporate transactions that may create uncertainty as to future employment, we offer certain post-employment payments and benefits to our NEOs. The Company’s Executive Severance Policy, management retention agreements, equity incentive plans, and equity award agreements provide for certain employment termination and/or change in control benefits. Each is described in more detail under “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table” below.
Retirement Plans
Our only retirement plan for all U.S. employees, including the NEOs, is a qualified 401(k) plan under which employees may contribute a portion of their salary on a pre-tax basis (Cray 401(k) Plan). Participants may invest in a limited number of mutual funds and may sell, but may not direct the purchase of, shares of our common stock previously purchased in such plan on their behalf. For 2018, we matched 20% of each participant’s total 2018 contributions in cash.
We do not have a pension plan for any of our U.S. employees, including our NEOs. We do not have any plan for any of our NEOs or other employees that provides for the deferral of compensation on a qualified or non-qualified basis under the IRC other than the Cray 401(k) Plan.
Additional Benefits and Perquisites
We offer health and welfare plans on a non-discriminatory basis to all U.S. employees designed to meet the health and welfare needs of our employees and their families and to provide a total competitive compensation package. We do not provide benefits or perquisites for the NEOs or other executive officers that are not available on the same terms to our employees generally.
Compensation Risk Assessment and Mitigation and Additional Compensation Practices
The Compensation Committee reviews our compensation policies and practices to determine areas of potential risk and the actions that we have taken, or should take, to mitigate any identified risks. Based on the Compensation Committee’s review of our compensation policies and practices, we do not believe that our compensation policies and practices for our employees create any risks that are reasonably likely to have a material adverse effect on our Company. Additional information on the committee’s analysis of compensation-related risk is set forth above under “The Board of Directors – Risk Considerations in Our Compensation Program.” The Company has also adopted the risk mitigating features described below.
Chief Executive Officer Stock Ownership Guidelines
We have stock ownership guidelines for our Chief Executive Officer in furtherance of our goal of aligning his interests with those of our shareholders. Under the guidelines, our Chief Executive Officer is required to hold shares that are equal in value to at least 3x his annual base salary. Mr. Ungaro satisfies this requirement.
Compensation Recovery
We have a recoupment or “clawback” policy for cash incentive awards and equity incentive awards paid to executive officers, including all of our NEOs. The policy provides that if an executive officer’s actual incentive-based compensation was based on the achievement of financial results that were subsequently the subject of a substantial restatement of our financial statements and the executive officer’s fraud or intentional illegal conduct materially contributed to that financial restatement, then in addition to any other remedies available to us under applicable law, to the extent permitted by law, and as the Board determines appropriate we may:

•	Cancel any outstanding compensation award granted after the adoption of the policy in April 2011 (whether or not granted under a plan and regardless of whether it is vested or deferred); and/or

•
Require recoupment of all or a portion of any after-tax portion of any bonus, incentive payment, commission, equity-based award, or other incentive-based compensation granted or received after the adoption of the policy in April 2011.

The policy applies only to individuals who were serving as an executive officer when the compensation was paid, granted, or received. The clawback or recoupment would be limited to the amount that the executive received that exceeded the amount they would have received under the restated financials.
The Executive Compensation Process
The Compensation Committee determines base salaries, the target level of awards under our annual cash incentive plan, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our executive officers each year. In making these determinations, the Compensation Committee considers our corporate goals, business plan, and objectives for the year; reviews analyses from our independent compensation consultant, Mercer; and consults with our Chief Executive Officer, when appropriate. For its 2018 compensation decisions, the Compensation Committee, with support from Mercer, considered the analyses described below to contextualize our overall total compensation approach and general market competitiveness. The Compensation Committee also analyzed compensation payable by companies in our Peer Group and by other companies with which we generally compete for executive talent. The Compensation Committee also considered the roles, responsibilities, and specialized expertise of the NEOs, including our Chief Executive Officer, and that competition for our NEOs generally comes from much larger companies with significantly greater resources.
Role and Authority of the Compensation Committee
The current members of the Compensation Committee are Mr. Schireson (Chair), Mr. Kiely, and Mr. Turner. The Board has determined that each individual who served on the Compensation Committee in 2018 and each current member of the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the IRC and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. During 2018, the Compensation Committee met in person or by telephone six times.
The Compensation Committee assists our Board in fulfilling its responsibilities for the oversight of our compensation policies, plans, and benefit programs, the compensation of our Chief Executive Officer and other executive officers, and the administration of our equity compensation plans. After reviewing competitive market data, expectations for the applicable position, our corporate goals, business plan, and objectives for the year, and our prior performance, the Compensation Committee determines base salaries, the target level of awards under our annual cash incentive plan, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our executive officers during that year. The Compensation Committee has the authority to determine the annual compensation for our executive officers, subject to approval by the full Board if the Compensation Committee or legal counsel determines Board approval is desirable or required by applicable law or by Nasdaq rules and regulations.
The Compensation Committee also: determines the policies for awarding stock options and/or restricted stock units to new hires who are not executive officers; makes grants of stock options and/or restricted stock units to other employees; evaluates risks, if any, associated with our compensation programs; works with the Board in overseeing the Cray 401(k) Plan; periodically reviews our key leadership staffing, including open positions and turnover in general; receives reports on our health and safety records and any equal employment opportunity claims, investigations, and reports; and considers our medical and other health benefits, including potential changes and enhancements, from both a cost and a competitive perspective.
The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or to officers to perform certain of its duties on its behalf.
Role of the Chief Executive Officer and Management
The Compensation Committee confers regularly with Mr. Ungaro, our Chief Executive Officer, and other executive officers and members of our human resources department regarding the structure and effectiveness of our compensation plans and proposals for changes to our compensation programs. As members of our Board, Compensation Committee members have access to information relating to our tactical and strategic objectives, goals, operational and financial results, our annual financial plan, and the outlook regarding our future performance. The Compensation Committee meets twice each year with Mr. Ungaro to review his performance and at least once a year to review his evaluation of the performance of other executive officers, including the other NEOs, and his recommendations for their compensation. Mr. Ungaro’s recommendations cover base salary, the structure of the annual cash incentive plan for executive officers, including target awards and performance goals and objectives for each executive officer, and the level and form of equity grants.

The Compensation Committee believes that under Mr. Ungaro’s leadership, we have made great strides in a very competitive market. The Compensation Committee has worked with Mr. Ungaro to develop a strong “performance culture” at Cray. One aspect of that process has been an emphasis on succession plans, identification of high potential, at-risk and retiring employees, and efforts to improve the officers’ management and leadership skills within our management group. Another aspect, as is reflected in our compensation structure, is to add significant retention and incentive elements in long-term compensation awards to competitive base salaries.
Role of Compensation Consultants
The Compensation Committee retained Mercer to review our compensation programs for executive officers, advise the Compensation Committee regarding total compensation philosophy, define the applicable market and conduct benchmarking analyses, and provide continuing insight into and education on executive compensation trends and practices. The Compensation Committee actively seeks an independent, broad view of current compensation levels, practices, and programs, particularly in the high-technology industry. Mercer reports directly to the Compensation Committee and has not performed any services for our management either prior to or since its engagement by the Compensation Committee. During 2018, the Compensation Committee reviewed the services of Mercer and the fees provided to Mercer relative to Mercer’s revenues. Based on the foregoing, and other factors relating to Mercer’s independence, the Compensation Committee confirmed that Mercer was an independent compensation advisor to the Compensation Committee and that its engagement did not present any conflicts of interest.
Securities Trading Policies
Our securities trading policy states that, except for trades pursuant to approved Rule 10b5-1 plans, directors, officers, and employees may not trade in Cray securities while possessing material nonpublic information concerning Cray or trade in Cray securities outside of the applicable trading windows. Our securities trading policy further states that directors, officers, and employees may not purchase or sell puts or calls to sell or buy our common stock, engage in short sales, put options, call options, or any other hedging transactions with respect to our common stock, or buy our common stock on margin or pledge shares of our common stock. Except for trades pursuant to approved Rule 10b5-1 plans, our policy restricts trading in Cray securities by directors, officers, and employees to open window periods following the widespread public release of our quarterly and annual financial results.
Tax Deductibility and Accounting Implications of Executive Compensation
Section 162(m) of the IRC generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers. While our Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” including stock option grants, effective for taxable years after December 31, 2017. As a result, any compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on and not modified after November 2, 2017. Because of uncertainties in the interpretation and implementation of the changes to Section 162(m), including the scope of the transition relief, we can offer no assurance of deductibility.
In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions.

Compensation Committee Report
The Compensation Committee is responsible for overseeing our compensation policies, plans and benefits program, the compensation of the Chief Executive Officer and other officers, and the administration of our equity compensation plans. As set forth in the Compensation Committee’s charter, which can be found at www.cray.com under “Company – Investors – Corporate Governance,” the Compensation Committee acts only in an oversight capacity and relies on the work and assurances of management and outside advisers that the Compensation Committee retains. The Compensation Committee believes it has satisfied its charter responsibilities for 2018.
The Compensation Committee has worked with management for the past several years to develop a systematic compensation philosophy and structure. The Compensation Committee retained Mercer to advise the Compensation Committee. The analysis and advice provided by Mercer formed the basis in many respects for the 2018 executive compensation decisions as described in the foregoing Compensation Discussion and Analysis.
A second focus area of the Compensation Committee has been the structure and strength of our senior management team. The Compensation Committee meets twice a year with Mr. Ungaro to review his performance as our Chief Executive Officer and to obtain his assessment of the strengths and weaknesses of the management team. The Compensation Committee believes that under Mr. Ungaro’s leadership, we have made great strides in a very competitive market. The Compensation Committee has worked with Mr. Ungaro to develop a strong “performance culture” at Cray. One aspect of that process has been emphasis on succession plans, identification of high potential, at-risk and retiring employees, and efforts to improve the officers’ management and leadership skills within our management group. Another aspect, as is reflected in our compensation structure, is to add significant retention and incentive elements in long-term compensation awards to competitive base salaries, as discussed in the foregoing Compensation Discussion and Analysis.
The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Max L. Schireson, Chair
Stephen C. Kiely
Brian V. Turner

Compensation Tables
The tables on the following pages describe, with respect to our Named Executive Officers (NEOs), the 2018, 2017, and 2016 salaries, bonuses, incentive awards, and other compensation reportable under SEC rules, plan-based awards granted in 2018, values of outstanding equity awards as of year-end 2018, exercises of stock options and vesting of restricted stock unit awards in 2018, and potential payments upon termination of employment and following a Change of Control.
Summary Compensation
The following table summarizes the compensation for the indicated years for our NEOs for the year ended December 31, 2018.
Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)(2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)	Total (6)
Peter J. Ungaro	2018	$540,000		$56,198	(7)	$1,736,720		$721,257	$324,000		$3,240	$3,381,415
President and Chief Executive Officer	2017	$540,000		—		$1,790,000		$776,000	$—		$3,572	$3,109,572
	2016	$520,000	(8)	—		$869,400		$354,045	$55,333		$3,600	$1,802,378

Brian C. Henry	2018	$400,000		$18,039	(7)	$643,200		$267,120	$104,000		$4,900	$1,437,259
Executive Vice President and Chief Financial Officer	2017	$400,000		—		$716,000		$310,400	$—		$4,800	$1,431,200
	2016	$382,500	(9)	—		$434,700		$177,022	$17,761		$4,800	$1,016,783

Charles A. Morreale	2018	$325,000		$14,657	(7)	$348,400		$144,690	$84,500		$4,900	$922,147
Senior Vice President, Field Operations	2017	$325,000		—		$358,000		$155,200	$—		$4,800	$843,000
	2016	$302,500	(10)	—		$248,400		$101,156	$14,431		$4,800	$671,287

Efstathios Papaefstathiou	2018	$350,000		$15,784	(7)	$562,800		$233,730	$91,000		$4,764	$1,258,078
Senior Vice President, Research and Development	2017	$341,370	(11)	$50,000	(12)	$1,882,000	(13)	$271,600	$111,475	(14)	$3,912	$2,660,357

Michael C. Piraino	2018	$325,000		$14,657	(7)	$375,200		$155,820	$84,500		$4,900	$960,077
Senior Vice President Administration, General Counsel and Corporate Secretary	2017	$325,000		—		$447,500		$194,000	$—		$3,694	$970,194
	2016	$307,500	(15)	—		$248,400		$101,156	$14,431		$3,600	$675,087

(1)
These amounts reflect the aggregate grant date fair value of restricted stock units, without reflecting forfeitures, computed in accordance with ASC 718 for 2018, 2017, or 2016, respectively. These amounts do not represent the actual amounts paid to or realized by the NEO for these awards during years 2018, 2017, or 2016. See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018, for a description of the valuation of these restricted stock units. The amount any NEO realizes, if any, from these restricted stock units will depend on the future market value of our common stock when these shares are sold, and there is no assurance that the NEO will realize amounts at or near the values shown.

(2)
The valuation methodology for restricted stock units as described in footnote (1) assumes full vesting and maximum performance achievement and does not take into account the performance vesting criteria (and the reduced likelihood of vesting) associated with the performance vesting restricted stock units (PVRSUs) granted in 2017 to Dr. Papaefstathiou described further in footnote (13), below.

(3)
These amounts represent the aggregate grant date fair value of stock option awards, without reflecting forfeitures, computed in accordance with ASC 718 for 2018, 2017, or 2016, respectively. These amounts do not represent the actual amounts paid to or realized by the NEO for these awards during years 2018, 2017, or 2016. The value as of the grant date for stock option awards is recognized over the number of days of service required for the grant to become vested. See the sections entitled “Share-Based Compensation” and “Shareholders’ Equity” in Notes 2 and 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018, for a description of the valuation of these stock options, including key assumptions under the Black-Scholes pricing model. The values determined by the Black-Scholes pricing model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of these options. The amount any NEO realizes, if any, from these options depends on the future excess, if any, of the market value of our common stock as reported by Nasdaq over the exercise price of the options when the NEO exercises and sells the options, and there is no assurance that the NEO will realize amounts at or near the values shown.

(4)
The information in this column reflects payments to the NEOs under our annual cash incentive plan for the indicated year. Payments for amounts earned under our plan were paid in March of the year following the performance year. See the “Grants of Plan-Based Awards in 2018” table below and “2018 Compensation Determinations – Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above for a description of the 2018 Executive Bonus Plan, including the conditions to payments of awards.

(5)	The amounts shown in this column includes matching contributions under the Cray 401(k) Plan:

Officer	Cray 401(k) Plan Match
Peter J. Ungaro	$3,240
Brian C. Henry	$4,900
Charles A. Morreale	$4,900
Efstathios Papaefstathiou	$4,764
Michael C. Piraino	$4,900

(6)
The amounts shown in this column are the sum of the amounts shown in the columns for salary, bonus, restricted stock units, PVRSUs, stock option awards, non-equity incentive plan compensation, and all other compensation, as required by SEC rules. Because these sums combine cash payments earned by and made to the NEOs with amounts not earned by or paid to the NEOs but rather amounts reflecting the grant date fair value of restricted stock units, options, or PVRSUs held by the NEOs, the actual total amount earned in any year by a NEO depends on future events and, for the reasons described in footnotes (1), (2), and (3) above, there is no assurance that the NEOs will realize a total sum at or near the values shown.

(7)
The amounts shown in this column reflect discretionary payments to the NEOs approved by the Compensation Committee as described in “2018 Compensation Determinations – Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

(8)	Mr. Ungaro’s annual salary was increased to $540,000 effective July 2, 2016.

(9)	Mr. Henry’s annual salary was increased to $400,000 effective July 2, 2016.

(10)	Mr. Morreale’s annual salary was increased to $325,000 effective July 2, 2016.

(11)
Dr. Papaefstathiou was appointed as our Senior Vice President, Research and Development on January 9, 2017. His salary reflects his partial service during 2017. Dr. Papaefstathiou was compensated based on an annual salary of $350,000.

(12)	This amount represents a one-time signing bonus received by Dr. Papaefstathiou.

(13)
This amount includes Dr. Papaefstathiou’s initial new hire equity awards, the size of which was determined as part of the negotiation of his total compensation package. The valuation methodology for the restricted stock units as described in footnote (1) assumes full vesting and maximum performance achievement and does not take into account the performance vesting criteria (and the reduced likelihood of vesting) associated with the PVRSUs included in the value of the restricted stock units. The PVRSUs vest, if at all, only upon the achievement of certain revenue and operating income milestones, both of which must be met, in either fiscal year 2018 or 2019, or upon a change of control of Cray. The PVRSUs will expire completely on July 2, 2020 if the milestones are not satisfied, or a change of control has not occurred by the deadlines set forth in the PVRSU. No milestones were achieved and no shares vested in 2017 or 2018.

(14)
As an inducement for Dr. Papaefstathiou to join Cray, this amount reflects a one-time target award amount equal to 65% of his annual base salary and was guaranteed at a minimum of 50% for 2017, prorated for the portion of 2017 that he was employed by the Company.

(15)	Mr. Piraino’s annual salary was increased to $325,000 effective July 2, 2016.

Grants of Plan-Based Awards in 2018
The following table sets forth certain information with respect to the cash incentive awards and equity awards granted to the NEOs for the year ended December 31, 2018. See “2018 Compensation Determinations – Annual Cash Incentive Compensation Plan” and “2018 Compensation Determinations – Long-Term Equity Awards” in the Compensation Discussion and Analysis above.
Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards (shares)		Other Option Awards (underlying shares)		Exercise Price of Option Awards ($ per share) (2)	Grant Date Fair Value (3)
			Target	Maximum						Units	Options
Peter J. Ungaro	05/17/18	05/17/18	—	—	64,803	(4)	64,803	(5)	$27.10	$1,736,720	$721,257
	—	—	$810,000	$1,620,000	—		—		—	—	—
Brian C. Henry	05/17/18	05/17/18	—	—	24,000	(4)	24,000	(5)	$27.10	$643,200	$267,120
	—	—	$260,000	$520,000	—		—		—	—	—
Charles A. Morreale	05/17/18	05/17/18	—	—	13,000	(4)	13,000	(5)	$27.10	$348,400	$144,690
	—	—	$211,250	$422,500	—		—		—	—	—
Efstathios Papaefstathiou	05/17/18	05/17/18	—	—	21,000	(4)	21,000	(5)	$27.10	$562,800	$233,730
	—	—	$227,500	$455,000	—		—		—	—	—
Michael C. Piraino	05/17/18	05/17/18	—	—	14,000	(4)	14,000	(5)	$27.10	$375,200	$155,820
	—	—	$211,250	$422,500	—		—		—	—	—

(1)
The target and maximum payout levels represent, respectively, the target attainment (100%) and maximum attainment (200%). Additional information regarding the 2018 Executive Bonus Plan is included under “2018 Compensation Determinations – Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

(2)	In determining the exercise price, we use the closing price per share for our common stock as reported by Nasdaq on the trading date prior to the grant date of the stock option.

(3)
The grant date fair value of the restricted stock units and stock option grants is computed in accordance with ASC 718 and represents our total projected expense for financial reporting purposes of those units and grants. See the sections entitled “Share-Based Compensation” and “Shareholders’ Equity” in Notes 2 and 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018, for a description of the valuation of these restricted stock units and stock option grants, including key assumptions under the Black-Scholes pricing model for determining values of stock options. The values determined by the Black-Scholes pricing model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of the stock options. The amount any NEO realizes, if any, from these restricted stock units and stock option grants depends on the market value of our common stock in the future when the NEO sells the restricted stock units or the shares underlying the stock option grants, and there is no assurance that the NEO will realize amounts at or near the values shown. The valuation methodology for restricted stock units as described in this footnote assumes full vesting.

(4)
Reflects the number of restricted stock units granted on May 17, 2018, pursuant to our 2013 Equity Incentive Plan. Twenty-five percent of the restricted stock units vest on each of the first, second, third, and fourth anniversaries of May 17, 2018. Restricted stock units are forfeitable upon certain events and also vest in full upon the death or Disability (as defined in our 2013 Equity Incentive Plan) of the recipient and upon certain other events, as discussed below in “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table.” Additional information regarding the design and terms of these long-term equity awards is included under “2018 Compensation Determinations – Long-Term Equity Awards” and “2018 Compensation Determinations – Other Compensation Elements – Severance Policy and Change of Control Arrangements” in the Compensation Discussion and Analysis above.

(5)
Reflects the number of stock options granted on May 17, 2018, pursuant to our 2013 Equity Incentive Plan. Twenty-five percent of the stock options vest on May 17, 2019, with the remaining balance vesting monthly over the next 36 months so that all options will be vested on May 17, 2022. Vesting of stock options is accelerated upon the death or Disability of the optionee and may be accelerated upon certain other events, as discussed below in “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table.” Additional information regarding the design and terms of these long-term equity awards is included under “2018 Compensation Determinations – Long-Term Equity Awards” and “2018 Compensation Determinations – Other Compensation Elements – Severance Policy and Change of Control Arrangements” in the Compensation Discussion and Analysis above.

Outstanding Equity Awards on December 31, 2018
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2018, held by the NEOs listed below.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Shares Underlying Unexercised Options			Option Exercise Price ($ per share) (3)	Option Expiration Date	Number of Stock Units That Have Not Vested (4)		Market Value of Stock Units That Have Not Vested (5)

Name	Exercisable (1)	Unexercisable (2)
Peter J. Ungaro	150,000	—		$3.74	05/13/19	133,200	(6)	$2,875,788
	100,000	—		$5.47	05/12/20	7,500	(7)	$161,925
	100,000	—		$6.08	11/16/21	14,000	(8)	$302,260
	65,000	—		$12.08	07/01/22	75,000	(9)	$1,619,250
	53,000	—		$19.64	07/01/23	64,803	(10)	$1,399,097
	36,000	—		$26.58	05/21/24
	26,874	3,126	(11)	$27.83	05/06/25
	18,083	9,917	(12)	$31.45	05/19/26
	39,583	60,417	(13)	$18.00	05/18/27
	—	64,803	(14)	$27.10	05/17/28

Brian C. Henry	35,000	—		$12.08	07/01/22	66,600	(6)	$1,437,894
	29,000			$19.64	07/01/23	3,750	(7)	$80,963
	17,000	—		$26.58	05/21/24	7,000	(8)	$151,130
	13,437	1,563	(11)	$27.83	05/06/25	30,000	(9)	$647,700
	9,041	4,959	(12)	$31.45	05/19/26	24,000	(10)	$518,160
	15,833	24,167	(13)	$18.00	05/18/27
	—	24,000	(14)	$27.10	05/17/28

Charles A. Morreale	11,000	—		$26.58	05/21/24	66,600	(6)	$1,437,894
	8,958	1,042	(11)	$27.83	05/06/25	2,500	(7)	$53,975
	5,166	2,834	(12)	$31.45	05/19/26	4,000	(8)	$86,360
	7,916	12,084	(13)	$18.00	05/18/27	15,000	(9)	$323,850
	—	13,000	(14)	$27.10	05/17/28	13,000	(10)	$280,670

Efstathios Papaefstathiou	13,854	21,146	(13)	$18.00	05/18/27	26,000	(6)	$561,340
	—	21,000	(14)	$27.10	05/17/28	27,000	(15)	$582,930
						26,250	(9)	$566,738
						21,000	(10)	$453,390

Michael C. Piraino	15,000	—		$8.33	10/01/19	66,600	(6)	$1,437,894
	10,000	—		$5.47	05/12/20	2,500	(7)	$53,975
	13,570	—		$6.08	11/16/21	4,000	(8)	$86,360
	25,000	—		$12.08	07/01/22	18,750	(9)	$404,813
	17,000	—		$19.64	07/01/23	14,000	(10)	$302,260
	9,500	—		$26.58	05/21/24
	8,958	1,042	(11)	$27.83	05/06/25
	5,166	2,834	(12)	$31.45	05/19/26
	9,895	15,105	(13)	$18.00	05/18/27
	—	14,000	(14)	$27.10	05/17/28

(1)	All stock options in this column are fully vested and exercisable.

(2)
Vesting of stock options is accelerated upon the death or Disability of the optionee and may be accelerated upon certain other events, as discussed below in “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table.” Additional information regarding the design and terms of these long-term equity awards is included under “2018 Compensation Determinations – Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Termination of Employment and Change of Control Arrangements – Equity Plans and Equity Award Agreements” below.

(3)
The option exercise prices were set at 100% of fair market value of our common stock using the closing price per share for our common stock as reported by Nasdaq on the trading date prior to the grant date of the stock option award.

(4)
Restricted stock units are forfeitable upon certain events. Time-based vesting restricted stock units also vest in full upon the death or Disability (as defined in our 2013 Equity Incentive Plan) of the recipient and upon certain other events, as discussed below in “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table.” Additional information regarding the design and terms of these long-term equity awards is included under “2018 Compensation Determinations – Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Termination of Employment and Change of Control Arrangements – Equity Plans and Equity Award Agreements” below.

(5)
Determined by multiplying the closing price of $21.59 per share for our common stock as reported by Nasdaq on December 31, 2018, the last trading day of the year, by the number of unvested restricted stock units then held by the NEO. Additional information regarding the design and terms of these long-term equity awards are included under “2018 Compensation Determinations – Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Termination of Employment and Change of Control Arrangements – Equity Plans and Equity Award Agreements” below.

(6)
These PVRSUs vest, if at all, upon the achievement of certain revenue and operating income milestones, both of which must be met, in either fiscal year 2018 or 2019 (with achievement to be determined, generally, no later than July 1 of each subsequent calendar year) or upon a change of control of Cray. Upon a change of control of Cray, the number of shares subject to the PVRSU that may be earned depends on the size of such change of control and such earned shares will be subject to an additional one-year vesting cliff. Vesting is subject to the executive officers’ provision of services to us on the applicable determination or vesting dates. The PVRSUs vest, if at all, only upon the achievement of certain revenue and operating income milestones, both of which must be met, in either fiscal year 2018 or 2019, or upon a change of control of Cray. The PVRSUs will expire completely on July 2, 2020 if the milestones are not satisfied, or a change of control has not occurred, by the deadlines set forth in the PVRSU.

(7)
Twenty-five percent of the restricted stock units from this grant vested on May 6, 2016, May 6, 2017, and May 6, 2018 and twenty-five percent of the restricted stock units from this grant will vest on May 6, 2019.

(8)
Twenty-five percent of the restricted stock units from this grant vested on May 19, 2017 and May 19, 2018 and twenty-five percent of the restricted stock units from this grant will vest on each of May 19, 2019 and May 19, 2020.

(9)
Twenty-five percent of the restricted stock units from this grant vested on May 18, 2018 and twenty-five percent of the restricted stock units from this grant will vest on each of May 18, 2019, May 18, 2020, and May 18, 2021.

(10)	Twenty-five percent of the restricted stock units from this grant will vest on each of May 17, 2019, May 17, 2020, May 17, 2021, and May 17, 2022.

(11)
Twenty-five percent of the options from this grant vested on May 6, 2016, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 6, 2019.

(12)
Twenty-five percent of the options from this grant vested on May 19, 2017, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 19, 2020.

(13)
Twenty-five percent of the options from this grant will vest on May 18, 2018, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 18, 2021.

(14)
Twenty-five percent of the options from this grant will vest on May 17, 2019, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 17, 2022.

(15)
Twenty-five percent of the restricted stock units from this grant to Dr. Papaefstathiou vested on January 9, 2018 and January 9, 2019 and twenty-five percent of the restricted stock units from this grant will vest on each of January 9, 2020 and January 9, 2021.

2018 Option Exercises and Stock Vested
The following table provides information regarding options exercised by and stock awards vested for the NEOs during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Peter J. Ungaro	80,000	$1,240,411	48,500	$1,296,500
Brian C. Henry	21,667	$450,090	21,500	$574,725
Charles A. Morreale	17,000	$107,649	12,250	$327,375
Efstathios Papaefstathiou	—	—	17,750	$460,850
Michael C. Piraino	38,900	$593,924	13,125	$351,088

(1)	Represents the number of shares acquired upon exercise of vested options.

(2)	Represents the value of options exercised calculated by determining the difference between the market price of our common stock as reported by Nasdaq at exercise and the exercise price of the options.

(3)	Represents the number of shares acquired upon vesting of restricted stock awards and restricted stock units.

(4)
Represents the value of vested restricted stock awards and vested restricted stock units calculated by multiplying the number of vested restricted stock awards and vested restricted stock units by the market value of our common stock as reported by Nasdaq on the vesting date or, if the vesting occurred on a day on which Nasdaq was closed for trading, the trading day immediately prior to the vesting date.

Termination of Employment and Change of Control Arrangements
We have adopted an Executive Severance Policy and entered into certain change of control agreements (titled Management Retention Agreements (as defined below)), designed to attract and retain officers in a competitive marketplace for talent, to retain officers during the uncertainty of rumored or actual fundamental corporate changes, and to ensure that the officers evaluate any potential acquisition situations impartially, without concern for how they may be personally affected. In addition, stock option, restricted stock, and restricted stock unit agreements, including those held by our NEOs, provide for certain accelerated vesting rights. We believe that these arrangements are important competitive considerations as it is generally believed that it takes senior corporate officers significant time to find new employment after their employment ends. We have a policy that prohibits the inclusion of any new provisions related to 280G gross-up payments and requires the removal of any provisions related to 280G gross-up payments in any existing agreement or arrangement with any executive officer in the event the material compensation terms of any such arrangement or agreement are amended in a manner that is materially favorable to the executive. These policies and agreements are described in the “Narrative to the Termination of Employment and Change of Control Payments Table” below.
The following discussion and table summarizes the compensation that would have been payable to each NEO under the various scenarios assuming termination of his employment at the close of business on December 31, 2018. The payments summarized in the following table are governed by the various agreements and arrangements described below.
No special payments are due if any of the NEOs terminates his employment voluntarily without Good Reason or is terminated for Cause, as those terms are defined in our policies and agreements. For all terminations, a terminated employee receives accrued and unpaid salary and the balance in his or her Cray 401(k) Plan account. We do not accrue vacation pay for the NEOs or other executive officers. On the same basis as we provide benefits to all of our U.S. employees, the NEOs have life insurance and disability benefits.
The actual amounts to be paid to and the value of stock options, restricted stock, and restricted stock units held by an NEO upon any termination of employment can be determined only at the time of such termination, and depend on the facts and circumstances then applicable.

Termination of Employment and Change of Control Payments

Name and Termination Event	Severance Payment (1)	Accelerated Restricted Stock Units (2)	Accelerated Stock Options (3)	Accelerated Performance Vesting Restricted Stock Units (4)	Continued Benefit Plan Coverage (5)	Total (6)
Peter J. Ungaro
Death/Disability	—	$3,482,532	$216,897	—	—	$3,699,429
Resignation for Good Reason or Termination without Cause	$1,350,000	$497,455	—	—	$64,853	$1,912,308
After Change of Control, Resignation for Good Reason or Termination without Cause	$2,700,000	$3,482,532	$216,897	$2,875,788	$73,282	$9,348,499
Retirement	—	$497,455	—	—	—	$497,455
Brian C. Henry
Death/Disability	—	$1,397,953	$86,760	—	—	$1,484,713
Resignation for Good Reason or Termination without Cause	$660,000	$217,217	—	—	$80,036	$957,253
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,320,000	$1,397,953	$86,760	$1,437,894	$93,526	$4,336,133
Retirement	—	$217,217	—	—	—	$217,217
Charles A. Morreale
Death/Disability	—	$744,855	$43,382	—	—	$788,237
Resignation for Good Reason or Termination without Cause	$536,250	$119,609	—	—	$73,268	$729,127
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,072,500	$744,855	$43,382	$1,437,894	$84,502	$3,383,133
Retirement	—	$119,609	—	—	—	$119,609
Efstathios Papaefstathiou
Death/Disability	—	$1,603,058	$75,914	—	—	$1,678,972
Resignation for Good Reason or Termination without Cause	$519,167	$288,316	—	—	$64,853	$872,336
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,155,000	$1,603,058	$75,914	$561,340	$73,282	$3,468,594
Retirement	—	$288,316	—	—	—	$288,316
Michael C. Piraino
Death/Disability	—	$847,408	$54,227	—	—	$901,635
Resignation for Good Reason or Termination without Cause	$536,250	$135,348	—	—	$64,853	$736,451
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,072,500	$847,408	$54,227	$1,437,894	$73,282	$3,485,311
Retirement	—	$135,348	—	—	—	$135,348

(1)
Except for termination events following a Change of Control, the amounts shown in this column for the NEOs are the salary and bonus cash severance amounts due under the Executive Severance Policy. The amounts due under the Executive Severance Policy are to be paid in a single lump sum payment. The bonus cash severance amount included in this column assumes 100% achievement under our 2018 Executive Bonus Plan.

For a termination within two years following a Change of Control due to a resignation for Good Reason or a termination without Cause, including a termination by Mr. Ungaro or by Mr. Henry pursuant to their election in the seventh month following a Change of Control if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control, the amounts shown in this column are the salary and bonus cash severance amounts due under our Management Retention Agreements and are payable in a lump sum payment. The bonus cash severance amount included in this column assumes 100% achievement under our 2018 Executive Bonus Plan.

(2)
Except for PVRSUs, all unvested restricted stock units vest in full upon (x) death or Disability or (y) if following a Change of Control, the NEO is terminated without Cause or resigns for Good Reason (each as defined in the applicable equity agreement).

Except for PVRSUs, if (x) an NEO has held restricted stock units for 18 months and his employment is terminated for any reason other than Cause, or (y) an NEO retires after the age of 65, then the NEO receives a pro-rata portion of the unvested restricted stock units based on the time period he has held the restricted stock unit compared to the applicable vesting period.
The amounts shown in this column reflect the value of the NEO’s unvested restricted stock units with vesting accelerated in full as of December 31, 2018, based on these terms and assuming for purposes of disclosure that each NEO was of the age to be eligible for the pro-rata retirement benefit as of December 31, 2018. The value of the unvested restricted stock units held by each NEO was calculated based upon the aggregate market value of such shares. We used a price of $21.59 per share to determine market value, which was the closing market price of our common stock as reported by Nasdaq on December 31, 2018, the last trading day of the year. See the “Outstanding Equity Awards on December 31, 2018” table above for a description of the unvested restricted stock units then held by each NEO.

(3)
In the event of death or Disability (each as defined in the applicable equity agreement or plan), all unvested options vest in full and become exercisable and all option holders have a 12-month period or, if earlier, until the expiration date of the options to exercise their options.

The amounts shown in this column reflect the value of the NEO’s unvested stock options with vesting accelerated in full as of December 31, 2018. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. We used a price of $21.59 per share to determine market value, which was the closing market price of our common stock as reported by Nasdaq on December 31, 2018, the last trading day of the year. Stock options with an exercise price above $21.59 are not included in the calculations.
Under the Management Retention Agreements, if there is either a termination without Cause or a resignation for Good Reason within two years after a Change of Control, all unvested options vest in full and become exercisable and the optionee has 12 months to exercise all of his options or, if earlier, until the expiration date of the options.
See the “Outstanding Equity Awards on December 31, 2018” table above for a description of the options vested and unvested as of December 31, 2018.

(4)
Under our PVRSUs granted on January 9, 2017 to Dr. Papaefstathiou and on March 4, 2015 to Messrs. Ungaro, Henry, Morreale, and Piraino, the PVRSUs vest, if at all, only upon the achievement of certain revenue and operating income milestones, both of which must be met, in either fiscal year 2018 or 2019, or upon a change of control of Cray (as defined in the PVRSU agreement). Upon a change of control of Cray, 50% of the shares subject to the PVRSU will be earned if such change of control is of a certain level and 100% of the shares subject to the PVRSU will be earned if such change of control is of a certain higher level, and such earned shares will be subject to an additional one-year vesting cliff. If, following a change of control, an NEO is terminated without Cause or resigns for Good Reason (each as defined in the PVRSU agreement), all of the earned shares will accelerate in full. The amounts shown in this column reflect 100% of the shares subject to the PVRSU being earned upon a change of control and 100% of such shares accelerating to December 31, 2018. We used a price of $21.59 per share to determine market value, which was the closing market price of our common stock as reported by Nasdaq on December 31, 2018, the last trading day of the year.

(5)
The amounts shown in this column, as provided in our Executive Severance Policy, reflect the cost of COBRA coverage for medical, dental, vision, and orthodontia benefits (benefits that the individual and any of his dependents were receiving immediately prior to close of business on December 31, 2018) and the premiums for $500,000 of term life insurance for 18 months (for resignation for good reason or termination without cause) and the premiums for $500,000 of term life insurance for 24 months (for after a change of control event, resignation for good reason, or termination without cause), based on the costs for such benefits in January 2019, plus $12,000 for executive outplacement services for each NEO. The COBRA expense is based on monthly cost for such coverage based on 2019 enrollment for 18 months and assumes a 5% inflationary trend; the life insurance premiums are based on January 2019 expense with no assumed increase. In all cases, these payments would cease if, before the applicable time periods were completed, an NEO becomes employed with another employer that offers such benefits.

(6)
The actual amounts to be paid to and the value of stock options, restricted stock units, and PVRSUs held by an NEO upon any termination of employment can be determined only at the time of such termination and depend on the facts and circumstances then applicable.

Narrative to the Termination of Employment and Change of Control Payments Table
While we have offer letters to executive officers, including the NEOs, that set out terms of their initial compensation and agreements regarding confidential information and ownership of intellectual property, we do not have employment agreements with our executive officers and each of them is employed “at will.” Our executive officers, including our NEOs, are covered by our Executive Severance Policy and Management Retention Agreements that come into effect upon a Change of Control. In addition, our stock option plans, restricted stock agreements, restricted stock unit agreements, and PVRSU agreements contain provisions that apply to terminations of employment.
Executive Severance Policy. In October 2002, our Board adopted an Executive Severance Policy that covered, in addition to other employees, our then executive officers. We updated the Executive Severance Policy in late 2008 to comply with Section 409A of the IRC and in December 2010 in order to comply with Section 409A of the IRC and eliminate unnecessarily complex provisions. The Executive Severance Policy covers our officers, including the NEOs, to the extent that he or she is not otherwise covered by his or her Management Retention Agreement described below.
Under the Executive Severance Policy, if an NEO is terminated without Cause or if he resigns with Good Reason, as such terms are defined in the Executive Severance Policy, then, among other things, such NEO is entitled to the following benefits:

•
A single lump sum payment equal to his per pay period base salary rate multiplied by the Applicable Severance Period (Applicable Severance Period means, for Messrs. Ungaro and Henry, 12 months; and for Messrs. Morreale and Piraino and Dr. Papaefstathiou, nine months plus one month for each year of service as an officer, up to a maximum of 12 months);

•
A single lump sum payment equal to his Incentive Compensation (Incentive Compensation means, for Messrs. Ungaro and Henry, 100% of their respective target award under our annual cash incentive plan for executive officers; and for Messrs. Morreale and Piraino and Dr. Papaefstathiou, a pro-rata portion (based on the quarter of the fiscal year in which the termination occurred) of his respective target incentive award under our annual cash incentive plan for executive officers));

•
Continuation of coverage under COBRA for medical, dental, vision, and orthodontia benefits and life insurance benefits, in each case, during the Applicable Severance Period (or up to 18 months in the Company’s discretion) or until such time as he is offered these benefits by a subsequent employer; and

•	Executive outplacement services.
In order to receive these benefits, the NEO must provide us with a general release and continue to comply with his confidentiality and other agreements with us. We also have the right to modify, terminate, or add or delete individuals covered by the Executive Severance Policy at any time prior to a change of control (as defined in Section 409A of the IRC) or until delivery of a notice of termination with respect to an officer covered by the Executive Severance Policy.
Management Retention Agreements. In 2008, we began entering into change of control agreements with NEOs and certain other officers (Management Retention Agreements). In 2011, we amended the form of Management Retention Agreement, which modified the earlier agreements to comply with Section 409A of the IRC. Payments are made under the Management Retention Agreements only if two events occur (often referred to as a “double-trigger”): first, there must be a Change of Control; and, second, within 24 months after the Change of Control, the officer’s employment is terminated without Cause or the officer resigns for Good Reason, as such terms are defined in the agreement. Additionally, Messrs. Ungaro and Henry each have a provision that provides that, for a one-month period beginning six months following a Change of Control, he can resign and receive the benefits under his Management Retention Agreement if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control. This was added as a competitive provision and balanced the key nature of their current position with a publicly held company, the loss of which constitutes a substantial diminution of job responsibilities and duties, and the provision of an appropriate period following a Change of Control to permit negotiations as to their respective positions, if any, with the new controlling entity. If the Management Retention Agreement applies, then, among other things, such NEO is entitled to the following benefits:

•
A single lump sum cash payment equal to two times his Compensation (Compensation means one year of base salary at the highest base salary rate that he was paid in the 12-month period prior to the date of his termination, plus 100% of his target award under our annual cash incentive plan for executive officers that he was eligible to receive in that 12-month period);

•	Acceleration of the vesting of all of his stock options and he would have 12 months to exercise the stock options after termination or, if earlier, until the options expire;

•	Reimbursement for all COBRA payments for medical benefits for 18 months;

•	Reimbursement of the premiums for a term life insurance policy for 24 months following termination; and

•
In certain circumstances, if he incurs excise tax due to the application of Section 280G of the IRC, an additional cash payment so that he will be in the same position as if the excise tax were not applicable, and legal fees and other costs incurred with respect to any challenge by the Internal Revenue Service to these calculations and payments.

In the prior agreements, we provided for a tax gross-up payment if payments are subject to an “excess parachute payment” excise tax. We believed at the time these agreements were entered into that tax gross-up payments were an appropriate component of executive compensation so that the recipient could receive the benefit of the intended compensation without regard to the complexity of the calculations of “excess parachute payments” and because the payment would be limited to two times annual compensation and benefits rather than the higher levels generally permitted by IRC before the excise tax is imposed. We have a policy that mandates any future amendments to these retention agreements meeting specific criteria must remove these gross-up payments and that no gross-up payments be included in any new retention agreements.
Equity Plans and Equity Award Agreements
Our equity incentive plans and agreements generally provide that upon termination of employment, other than for Cause, death, or permanent and total disability (as defined in the IRC), outstanding stock options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If the optionee is terminated for Cause, as defined in the applicable equity incentive plan, or “resigns in lieu of dismissal” (that is, a resignation after we have notified the optionee that he or she would be terminated for Cause), the option is deemed to have terminated at the time of the first act that led to such termination, except for the 2013 Equity Incentive Plan in which case if an optionee is terminated for Cause, the option will terminate on the optionee’s termination date.
Under our equity incentive plans, if a change of control occurs and the outstanding stock options, time-based vesting restricted stock awards, and time-based vesting restricted stock units are not continued or assumed by the successor entity or paid out in an amount equal to the excess of the fair market value over the exercise price or purchase price, then our stock options, time-based vesting restricted stock awards, and time-based vesting restricted stock units (other than our PVRSUs) would vest in full and each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested. We believe that acceleration of vesting of options, restricted stock awards, and restricted stock units is appropriate when the stock option, restricted stock award, or restricted stock unit is not continued or assumed by the successor company or paid out in an amount equal to the excess of the fair market value over the exercise price or purchase price, as the recipient has not received the full contemplated benefit of the equity award due to circumstances beyond the recipient’s control.
Our stock option agreements generally provide that if the holder’s employment is terminated due to death or disability, all of the options not then vested shall immediately vest in full.
In addition, our restricted stock award agreements and our restricted stock unit agreements (other than our PVRSU agreements) generally provide that if (x) a holder’s employment is terminated without Cause or for Good Reason following a change of control or (y) a holder’s employment is terminated due to death or disability, all restricted stock awards and restricted stock units not then vested shall immediately vest. In addition, if (x) a holder has held restricted stock awards or restricted stock units for 18 months and his or her employment is terminated for any reason other than Cause or (y) a holder retires (after reaching age 65), the holder receives a pro-rata portion of the unvested restricted stock awards or restricted stock units based on the time period he or she has held the restricted stock awards or restricted stock units compared to the total vesting period.
Under our PVRSU agreements, such PVRSUs will be earned and vest in full upon the achievement of certain revenue and operating income milestones, both of which must be met, in either fiscal year 2018 or 2019, subject to the NEO’s continued service to Cray on such date. In addition, upon a change of control of Cray (as defined in the PVRSU agreement), 50% of the shares subject to the PVRSU will be earned if the change of control is of a certain level and 100% of the shares subject to the PVRSU will be earned if the change of control is of a certain higher level, and such earned shares will be subject to an additional one-year vesting cliff, subject to the NEO’s continued service to Cray. If, following a change of control, an NEO is terminated without Cause or resigns for Good Reason (each as defined in the PVRSU agreement), all of the earned shares will accelerate in full. Likewise, if the PVRSUs are not assumed, the earned shares will accelerate in full. None of the PVRSUs were vested in 2018.

CEO Pay Ratio
Our ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO) for 2018 is 30:1. The annual total compensation for 2018 for our CEO was $3,381,415. The annual total compensation of our median employee was $114,471. We calculated the annual total compensation for the median employee using the same methodology we use to calculate the amount reported for our NEOs in the “Total” column of the Summary Compensation Table. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K, to be a reasonable estimate based upon the assumptions described below.
Calculation Methodology
We identified the employee with compensation at the median of the compensation of all of our employees (median employee) by considering our employee population as of December 31, 2017 (employee population determination date). As permitted by Item 402(u) of Regulation S-K, we are continuing to use this median employee for calculation of the CEO pay ratio with respect to the year ending December 31, 2018. There has been no change in employee compensation arrangements since December 31, 2017 that we reasonably believe would significantly affect our pay ratio disclosure for the year ended December 31, 2018. The methodology we used to determine the median employees as of the employee population determination date is described below and is the same description that was included in our 2018 proxy statement.
We considered all individuals, excluding our CEO, who were employed by us on a world-wide basis (including our consolidated subsidiaries) on the employee population determination date, whether employed on a full-time, part-time, seasonal, or temporary basis, including employees on a partial year leave of absence, subject to the application of the “de minimis” exemption as described below.
The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees. Our total number of employees, including U.S. and non-U.S. employees as of the employee population determination date, was 1,273, and we used this number to calculate the maximum number of employees excludable under the de minimis exemption. Accordingly, in identifying the median employee, we used the de minimis exemption to exclude employees in foreign countries with three or fewer employees for administrative convenience as follows: Brazil (3), Italy (3), Netherlands (1), New Zealand (1), Saudi Arabia (3), Singapore (3), Sweden (1), Taiwan (2), and United Arab Emirates (1).
The compensation measures used for purposes of identifying the median employee included cash compensation paid between January 1, 2017 and December 31, 2017, including, as applicable, salary or wages plus overtime, commissions, annual bonus payments with respect to the 2016 performance period that were paid in 2017, one-time discretionary bonuses, and cash allowances in certain foreign jurisdictions. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect on the employee population determination date. We did not make any cost-of-living adjustments for employees outside of the United States.
Using this methodology, we identified the median employee who is based in the United States.
In identifying the median employee under Item 402(u), reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee may not be directly comparable to similar disclosure by other reporting companies.
Compensation Committee Interlocks and Insider Participation
In 2018, Mr. Schireson (Chair), Mr. Kiely, and Mr. Turner served on our Compensation Committee. No member of the Compensation Committee was an officer or employee of ours or any of our subsidiaries in 2018 or formerly or had any relationship that is required to be disclosed under Item 404 of Regulation S‑K. In addition, none of our executive officers currently serve or has served on the board of directors or Compensation Committee of any entity whose executive officers included any of our directors.

TRANSACTIONS WITH RELATED PERSONS
We recognize that transactions between us and any of our significant shareholders, directors, executive officers, and employees can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our shareholders. Therefore, as a general matter and in accordance with our Code of Business Conduct, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. Our Board has adopted a written Related Person Transaction Policy that requires the Audit Committee of our Board to review and, if appropriate, approve or ratify any such transactions. Specifically, pursuant to the policy, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our 5% shareholders, directors or executive officers, or any of their immediate family members has a direct or an indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as the Audit Committee determines, and the Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on us or the related person in connection with approval of the transaction. A copy of our Related Person Transaction Policy is available on our website at www.cray.com under “Company – Investors – Corporate Governance.” We did not enter into any transaction in 2018 requiring Audit Committee approval or ratification under our Related Person Transaction Policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s consolidated financial statements. As set forth in its charter, which can be found at www.cray.com under “Company – Investors – Corporate Governance,” the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s consolidated financial statements and reports, as well as of the independent registered public accounting firm which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles. The Audit Committee periodically meets separately with our management without the auditors present and with the auditors without management present. The Audit Committee believes it has satisfied its charter responsibilities for 2018.
The Company reported no material weaknesses in its system of internal controls over financial reporting and has received favorable opinions from the independent auditors for each year since 2004, including for 2018. The Company included the 2018 report and opinion in its Annual Report on Form 10-K for the year ended December 31, 2018. The Audit Committee met in person or by telephone nine times in 2018. In the course of these meetings, the Audit Committee reviewed the results of audit examinations, evaluations of the Company’s internal controls and the overall quality of its financial reporting.
In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent auditors responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC. Peterson Sullivan LLP, the Company’s independent registered public accounting firm, did not perform any non-audit services for the Company in 2017 or 2018. See “Discussion of Proposals Recommended by the Board – Proposal 4: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2019” below.
The Audit Committee engaged Peterson Sullivan LLP as the Company’s independent registered public accounting firm for 2018, and reviewed its overall audit scope and plans. The Audit Committee also has discussed with Peterson Sullivan LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Peterson Sullivan LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Peterson Sullivan LLP its independence from the Company.
The Audit Committee has engaged Peterson Sullivan LLP as the Company’s independent registered public accounting firm for 2019. In taking this action, the Audit Committee considered carefully Peterson Sullivan LLP’s performance for the Company in that capacity since its retention in mid-2005, its independence with respect to the services to be performed, and its general reputation for adherence to professional auditing standards. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the shareholders to ratify the appointment of Peterson Sullivan LLP as the Company’s independent registered public accounting firm at the Annual Meeting. The Board has followed the Audit Committee’s recommendation. See “Discussion of Proposals Recommended by the Board – Proposal 4: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2019” below.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for 2018 with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.
The Audit Committee

Daniel C. Regis, Chair
Catriona M. Fallon
Sally G. Narodick
Brian V. Turner

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD
Proposal 1:    To Elect Nine Directors, Each to Serve a One-Year Term
Our Bylaws provide that our Board shall consist of no less than five and no more nine members, with the exact number of members within the variable range to be fixed from time to time by resolution of the Board. On February 20, 2019, our Board authorized an increase in the size of the Board from eight to nine members and, upon the recommendation of our Corporate Governance Committee, appointed Mr. Gold as a director of Cray effective as of February 20, 2019. As of April 18, 2019, all nine directors on our Board serve with terms ending at the Annual Meeting. The Board has nominated Dr. Banerjee, Ms. Fallon, Mr. Gold, Mr. Kiely, Ms. Narodick, Mr. Regis, Mr. Schireson, Mr. Turner, and Mr. Ungaro for re-election to the Board, each to hold office until the annual meeting of shareholders in 2020.
We know of no reason why any nominee would be unable to serve as a director. If any nominee becomes unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, then the Board may fill the vacancy.
Majority Vote Standard for Director Election
Our Bylaws require that in a non-contested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. The following shall not be considered a vote cast: a share whose ballot is marked as withheld; a share otherwise present at the meeting but for which there is an abstention; or a share otherwise present at the meeting as to which a shareholder gives no authority or direction. In a contested election, the directors will be elected by the vote of a plurality of the votes cast. A contested election is one in which the number of nominees exceeds the number of directors to be elected.
In a non-contested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director; (b) the date on which the Board appoints an individual to fill the office held by that director; or (c) the date of the director’s resignation.
The Board may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Corporate Governance Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote in a non-contested election and make a recommendation to the Board about filling the office. The Board will act on the Corporate Governance Committee’s recommendation within 90 days after the certification of the shareholder vote. No director who fails to receive a majority vote in a non-contested election will participate in the Corporate Governance Committee’s recommendation or the Board’s decision about filling his or her office.
Board Recommendation: The Board recommends that you vote “FOR” the election of all nominees for director.
Director Qualifications
The following paragraphs provide information as of the date of this Proxy Statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.
Information about the number of shares of common stock beneficially owned by each director appears above under “Our Common Stock Ownership.” There are no family relationships among any of the directors and executive officers of Cray.

Prithviraj (Prith) Banerjee
Dr. Banerjee, 58, joined our Board in 2013. Since October 2018, Dr. Banerjee has served as Chief Technology Officer at ANSYS, Inc., a company that develops and markets engineering simulation software. Previously, from June 2017 to September 2018, he served as Senior Client Partner at Korn Ferry, a management consulting firm. From September 2015 to June 2017, Dr. Banerjee served as Executive Vice President and Chief Technology Officer of Schneider Electric, a global specialist in energy management and automation. Between 2013 and 2015, he was Managing Director of Global Technology Research and Development at Accenture. Prior to Accenture, from 2012 to 2013, he led the technology direction of ABB Ltd., a power and automation company, as its Executive Vice President and Chief Technology Officer. From 2007 until 2012, he served as Senior Vice President of Research at the Hewlett-Packard Company and served as the Director of HP Labs, the company’s central research organization. Throughout his career, Dr. Banerjee has held several academic positions, including Dean of the College of Engineering at the University of Illinois at Chicago, Professor and Chairman of Electrical and Computer Engineering at Northwestern University, and the Director of the Computational Science and Engineering program and Professor of Electrical and Computer Engineering at the University of Illinois at Urbana-Champaign. Additionally, Dr. Banerjee founded two electronic design automation companies, BINACHIP Inc. and AccelChip Inc. Dr. Banerjee currently serves on the technical advisory board of Cypress Semiconductor Corporation and previously served on the Computer Science Advisory Board of the National Academy of Engineering, the advisory board for the Anita Borg Institute for Women and Technology and on the technical advisory boards of several private companies, including Ambit Design Systems, Inc., Atrenta Inc. and Calypto Design Systems, Inc. He is a Fellow of the American Association for the Advancement of Science, the Association for Computing Machinery and the Institute of Electrical and Electronics Engineers. He received a B.Tech from the Indian Institute of Technology and an M.S. and Ph.D. in Electrical Engineering from the University of Illinois at Urbana-Champaign. We believe Dr. Banerjee’s qualifications to sit on our Board of Directors include his vast experience with high-technology, his deep technical expertise and his significant experience developing technology strategies.
Catriona M. Fallon
Ms. Fallon, 48, joined our Board in December 2017. Ms. Fallon served as General Manager and Senior Vice President of the Networks Segment of Itron, Inc., an energy and water resource management company, from January 2018 through the full integration of Silver Springs Networks, Inc. into Itron in October 2018. She previously served as Executive Vice President and Chief Financial Officer from March 2017 until Itron’s acquisition of Silver Spring Networks in January 2018. From August 2015 to March 2017, she served as Executive Vice President and Chief Financial Officer at Marin Software Incorporated, an enterprise marketing software company. Prior to joining Marin Software, from December 2013 to August 2015, Ms. Fallon was the Vice President of Finance and Chief of Staff to the Chief Financial Officer at Cognizant Technology Solutions, a business and technology services company. Ms. Fallon’s experience also includes over four years at Hewlett-Packard Company, where she held several leadership positions including Vice President of Strategy and Financial Planning, Director of Investor Relations, and Director of Strategy and Corporate Development. She has also served as an equity analyst covering media and technology companies at Citigroup Investment Research and has held roles with Piper Jaffray & Company, McKinsey & Company, and Oracle Corporation. Ms. Fallon received a B.A. in economics from UCLA and an M.B.A. from Harvard Business School. We believe that Ms. Fallon’s experiences as a senior finance executive, including as the chief financial officer of other publicly-traded technology companies, qualifies her to serve on our board of directors.
Stephen E. Gold
Mr. Gold, 58, was appointed to our Board on February 20, 2019. He currently serves as Chief Commercial Officer of HZO, Inc., a company developing advanced waterproofing and protection solutions for electronics. From January 2017 to April 2018, he was General Manager of Honeywell’s Internet of Things (IoT) and software business. Prior to that, Mr. Gold was the group Chief Marketing Officer of IBM Watson from June 2014 to January 2017, Vice President of Marketing and Sales Operations from August 2011 to May 2014, and held various other roles at IBM from August 2009. Prior to joining IBM, Mr. Gold was President of Aberdeen Group, Inc. from 2006 to 2009, President and Chief Executive Officer of Azerity, Inc., a software company, from January 1999 to 2006, and Chief Marketing Officer of Digital Market, a software and service business, from June 1996 to December 1998. Mr. Gold received a B.S. in mechanical engineering from the University of Illinois and an M.B.A from Carnegie Mellon University.

Stephen C. Kiely
Mr. Kiely, 73, joined our Board in 1999, was appointed Lead Director in January 2005, and non-executive Chairman of the Board in August 2005. From 1999 to July 2008, he was Chairman of Stratus Technologies, Inc., a provider of fault tolerant computer servers, technologies, and services. Mr. Kiely served as Chief Executive Officer of Stratus Technologies from 1999 through June 2005. He joined Stratus Technologies in 1994 and held various executive positions, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer Inc., and IBM. Mr. Kiely was a member of the board of directors of Stratus Technologies from 1999 to 2014. Mr. Kiely received a B.A. from Fairfield University and an M.S. in Management from the Stanford University Graduate School of Business. We believe Mr. Kiely’s qualifications to sit on our Board of Directors include his significant experience as a Chief Executive Officer and executive in the computer and information technology industries, combined with his corporate governance expertise.
Sally G. Narodick
Ms. Narodick, 73, joined our Board in 2004. She is a retired educational technology and e-learning consultant. From 2000 to 2004, Ms. Narodick was President of Narodick Consulting, an e-learning consulting firm. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company sold to IBM in 1996. From 1973 to 1987, she served in a variety of financial management capacities at Seafirst Corporation and Seafirst Bank, and was a securities analyst at Paine Webber from 1970 to 1973. Ms. Narodick previously served as a member on the boards of Penford Corporation from 1993 to 2015, SumTotal Systems from 1999 to 2009, Puget Energy, Inc. from 1989 to 2009 and Solutia Inc. from 2000 to 2008. A graduate of Boston University, Ms. Narodick received an M.A. in Teaching from Teachers College, Columbia University, and an M.B.A. from New York University. We believe Ms. Narodick’s qualifications to sit on our Board of Directors include her years of experience as a technology consultant and Chief Executive Officer of a technology company combined with her Board and financial management expertise.
Daniel C. Regis
Mr. Regis, 79, joined our Board in 2003. He is currently the General Partner of Regis Investments, LP and has served in this role since 1998. He was Chairman of the advisory board for Fluke Venture Partners II, LP, a Northwest venture capital partnership, from 2004 to 2011. From 2000 to 2009, he was Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. During that time, he was also a director or chairman of several pre-public companies. Prior to 1996, Mr. Regis spent more than 30 years with Price Waterhouse LLP, including serving as Managing Partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. From 2003 to 2015, Mr. Regis served as a member of the board of directors of Columbia Banking Systems, Inc., was a member of its audit committee and chaired its Risk Management Committee from 2010 to 2015. In 2004, Mr. Regis was a member of the audit committee of Art Technology Group, Inc. and also joined their board and became Chairman of the board of directors in 2005, where he served in this role until January 2011 when Art Technology Group merged with Oracle Corporation. From 2003 to 2004, Mr. Regis was a member of the board of directors of Primus Knowledge Solutions, Inc. until its merger with Art Technology Group, Inc. in 2004 and chaired its audit committee. He received a B.S. from Seattle University. We believe Mr. Regis’ qualifications to sit on our Board of Directors include his over three decades of experience in finance and accounting, including as a managing partner at a national accounting firm, as well as his experience evaluating and directing technology companies.
Max L. Schireson
Mr. Schireson, 48, joined our Board in 2014. Mr. Schireson is a consultant to a variety of technology companies and has served as Executive in Residence at Battery Ventures, a technology focused investment firm, since August 2016. Prior to his consulting work, Mr. Schireson was at MongoDB, Inc. from February 2011 to December 2014, where he was Chief Executive Officer from January 2013 to September 2014, President from February 2011 to January 2013 and Vice Chairman from August 2014 to December 2014. Fortune 500 companies and startups alike are using MongoDB to create new types of applications, improve customer experience, accelerate time to market and reduce costs. Prior to MongoDB, Mr. Schireson spent over seven years at MarkLogic, provider of a database for unstructured information, where he played a variety of executive roles including Chief Operating Officer. Before MarkLogic, Mr. Schireson spent nine years at Oracle where he held a number of roles including Chief Applications Architect and Vice President, E-Commerce and Self Service Applications. We believe Mr. Schireson’s qualifications to sit on our Board of Directors include his experience as a technology executive and Chief Executive Officer, his deep experience in software and his technical expertise.
Brian V. Turner
Mr. Turner, 59, joined our Board in April 2016. He was the Chief Financial Officer of Coinstar Inc. from 2003 until June 2009. Prior to Coinstar, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of RealNetworks, Inc., a digital media and technology company. Prior to RealNetworks, from 1999 to 2001, Mr. Turner was employed by BSquare Corp., a software company, where he initially served as Senior Vice President of Operations, Chief Financial Officer and Secretary, before being promoted to President and Chief Operating Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corporation, an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP where he held several positions including Director, Corporate Finance. Mr. Turner has served as a Director of Microvision, Inc. since 2006 and currently serves as the Chairman of the Board and Lead Independent Director, and also serves on its Audit Committee and Nominating and Governance Committee. Mr. Turner sits on various private company boards. We believe Mr. Turner’s qualifications to sit on our Board of Directors include his financing expertise and knowledge of operational finance and accounting.
Peter J. Ungaro
Mr. Ungaro, 50, has served as Chief Executive Officer and as a member of our Board since August 2005 and as President since March 2005. From September 2004 until August 2005, Mr. Ungaro served as our Senior Vice President responsible for sales, marketing and services and from August 2003 until September 2004, he served as Vice President responsible for sales and marketing. Prior to joining us, he served as Vice President, Worldwide Deep Computing Sales for IBM beginning in April 2003 and as IBM’s Vice President, Worldwide HPC Sales beginning in February 1999. He also held a variety of other sales leadership positions at IBM beginning in 1991. Mr. Ungaro received a B.A. from Washington State University. We believe Mr. Ungaro’s qualifications to sit on our Board of Directors include his many years of experience as a leader in the high performance computing industry as both a sales and operational executive, including more than 10 years as our Chief Executive Officer, and his extensive sales and marketing expertise.
Proposal 2:    Advisory and Non-Binding Vote on the Compensation of Our Named Executive Officers
We are asking our shareholders to vote on an advisory and non-binding basis to approve the compensation of our Named Executive Officers as disclosed pursuant to the “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. As described in detail under “Compensation Discussion and Analysis” above, our executive compensation programs are designed to align the interests of our executive officers with those of our shareholders, as well as attract, motivate, and retain key employees who are critical to our success. Under these programs, our executive officers, including our Named Executive Officers, are motivated to achieve specific financial and strategic objectives that are expected to increase shareholder value. Please read the “Compensation Discussion and Analysis” and the accompanying tables and narrative discussion for additional details about our executive compensation programs, including information about the 2018 compensation of our Named Executive Officers. We currently provide this advisory vote to our shareholders on an annual basis.
Recommendation
We are asking for shareholder approval of the compensation of our Named Executive Officers as described in this Proxy Statement by voting in favor of the resolution set forth below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.
“RESOLVED, that the shareholders approve, in an advisory and non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company’s 2019 Annual Meeting of Shareholders.”
Even though this say-on-pay vote is advisory and therefore will not be binding on us, we value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our Named Executive Officers, we will consider our shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.
Board Recommendation: The Board recommends that you vote “FOR” Proposal 2 to approve of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.
Proposal 3:    To Amend and Restate the 2013 Equity Incentive Plan, as Amended and Restated.
Overview
We are asking our shareholders to approve the amendment and restatement of our 2013 Equity Incentive Plan (i) to increase the number of shares that may be issued thereunder by 1,500,000, (ii) to provide shareholder protective provisions that (A) require that all equity awards will be subject to an initial vesting period of no less than 12 months from the date of grant (subject to certain exceptions as described below), (B) prohibit the payment of dividends and dividend equivalents with respect to any shares of common stock subject to an outstanding award granted under the Plan (or portion thereof) that has not vested, (C) eliminate the ability to allow shares used to satisfy applicable tax withholding obligations on any awards or shares withheld upon the net settlement of any award to be added back to the pool of shares available for grant, and (D) provide that a non-employee director may receive compensation (including cash and equity awards) representing no more than $500,000 total value in any calendar year; provided that a newly appointed non-employee director may receive compensation (including cash and equity awards) representing no more than $1,000,000 for the calendar year of his or her appointment, (iii) remove certain provisions that were previously included for tax deductibility purposes under Internal Revenue Code (IRC) Section 162(m) and are no longer relevant, and (iv) make certain other clarifying and technical changes. Our Board has approved the amendment and restatement of our Plan, subject to shareholder approval.
If our shareholders do not approve the amendment and restatement of the Plan, the number of shares available for grant under the Plan will not be increased and the proposed changes to the Plan’s terms will not be made and the Plan will instead maintain its existing terms.
Reasons why the Board recommends a vote FOR the amendment and restatement of the Plan (i) to increase the number of shares, (ii) to provide additional shareholder protective provisions, including to add vesting restrictions, prohibit dividend payments and dividend equivalents for unvested awards, eliminate the return to the Plan of shares used to satisfy tax withholdings of any award or not issued upon net settlement of any award, and amend the non-employee director annual grant limit, and (iii) to make other technical changes.
Equity Compensation Is a Critical Element of Our Compensation Policy
Equity incentive awards are an important part of our compensation philosophy. We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our shareholders. As stated in the “Compensation Discussion and Analysis” section of this Proxy Statement, equity ownership programs are central to our compensation program because they encourage recipients to focus on creating long-term shareholder value and to provide a significant retention incentive. Historically, we have granted equity awards to a broad base of employees and to all of our non-employee directors. These grants are an important component of our long-term employee incentive and retention plan and have been very effective in enabling us to attract, retain, and motivate the workforce required for us to achieve our performance goals, including strategic, tactical and financial goals, and create long-term value for our shareholders.
We Have Carefully Considered and Forecasted Our Need for Shares
Our share request and the resulting pool of available shares is reasonable and competitive. Our share request was developed based on our forecast in anticipated growth, hiring plans, and retention needs as well as our historical share usage and forfeiture rates. We anticipate that the 1,500,000 shares we seek to add to the Plan should support our grant practices for approximately two to three years; however, a change in business conditions or our strategy could alter this projection.

The Plan Provides for Broad-Based Eligibility for Equity Awards
We believe having the ability to grant equity awards to a broad base of employees is important. By doing so, we can link employee interests with shareholder interests throughout the organization and motivate our employees to act as owners of the business. Approximately 46% of all outstanding awards as of April 5, 2019 are held by employees who are not Named Executive Officers or directors.
The Plan Incorporates Sound Corporate Governance and Aligns with Long-Term Shareholder Interests
The Plan includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices as summarized in the table below. The table also highlights some of our key equity-related practices outside of the Plan that also reflect our commitment to strong corporate governance.

Feature	Description
Independent Administration	Administered by our independent Compensation Committee
Reasonable Share Pool	The pool of requested shares approximates 3.7% of our outstanding common shares – which is reasonable against companies in our Peer Group
Reasonable Share Plan Duration	Our plan was developed to support a two- to three-year equity plan duration to ensure we obtain frequent shareholder input on our share usage
Fungible Share Pool	Uses a fungible share pool model in which each full value award (i.e., awards other than stock options (Options) and stock appreciation rights (SARs)) counts as 1.55 share against the Plan reserve
Minimum Exercise Price	Requires that Options and SARs must have an exercise price of no less than fair market value
No Repricing or Buyouts of Underwater Awards	Option and SAR repricing is prohibited without explicit shareholder approval
No Evergreen Feature	Does not contain any evergreen features which would automatically provide for an increase in the shares available for grant
No Reload Options or Loans to Purchase Shares	Does not permit the use of reloads or Company loans to exercise or purchase shares under the Plan
No Liberal Share Recycling of Awards
Does not permit liberal share recycling of awards. In particular, the following shares may not be used again for new awards: any shares withheld to pay the exercise price or purchase price of an award; any shares withheld to satisfy a tax withholding obligation in connection with an award; any shares not issued as a result of the net settlement of an award; or any shares we repurchase using Option exercise proceeds

No Liberal Change in Control Definition	Change in control benefits are triggered only by the occurrence, rather than by the shareholder approval, of a merger or other change in control event
No Automatic Single Trigger Acceleration on Change in Control	If awards are assumed by a successor company in connection with a change in control, such awards will not automatically vest and pay out solely as a result of the change in control
No Excise Tax Gross-ups	The Plan does not provide for future tax gross-ups
Limit on Non-Employee Director Awards	The Plan establishes a reasonable compensation limit that may be granted or paid to a non-employee director in any fiscal year
Awards Subject to Clawback Policy	Awards granted under the Plan are subject to our clawback policy
Minimum Vesting Requirements
If the amendment is approved, the Plan provides that equity awards will be subject to an initial vesting period of no less than 12 months from the date of grant (subject to certain exceptions as described below)

Chief Executive Officer Stock Ownership Guidelines
The Chief Executive Officer is subject to stock ownership requirements, as discussed above under “Compensation Discussion and Analysis – Compensation Risk Assessment and Mitigation and Additional Compensation Practices – Chief Executive Officer Stock Ownership Guidelines”

No Dividends or Dividend Equivalents on Unvested Awards	Does not permit dividends or dividend equivalents to be paid to unvested Awards

Background for Requested Share Increase
In determining the number of shares to reserve for issuance under the Plan, our Compensation Committee considered a number of factors, including:
Our Current Reserve of Shares Will Be Depleted Following Our 2019 Annual Grants
As of April 5, 2019, only 2,221,194 shares of our common stock remained available for future grants and awards under the Plan, an amount that the Board believes to be insufficient to meet Cray’s anticipated needs beyond the upcoming 2019 annual grants. Therefore, the Board has unanimously adopted, subject to shareholder approval, the amendment and restatement of our Plan to increase the maximum number of shares of our common stock that may be issued under the Plan by 1,500,000 shares, or 3.6% of our common shares outstanding, to ensure that Cray will continue to have available a reasonable number of shares for use pursuant to its equity incentive program.
Our Burn Rate Levels Are Expected to Be Consistent
Burn rate measures our usage of shares for our equity plans as a percentage of our outstanding stock. For 2018, 2017, and 2016, our burn rate was 2.5%, 4.1%, and 1.5%, respectively. The rates were calculated by dividing the aggregate number of shares subject to options, restricted stock awards, and restricted stock units granted during the fiscal year by the weighted average number of shares outstanding during the fiscal year.
The Resulting Pool of Shares Will Be Reasonable
As of April 5, 2019, stock options to purchase 1,689,651 shares (with a weighted average price of $20.55 and remaining term of 5.7 years), 33,269 restricted stock awards, 1,209,357 restricted stock units, and 482,485 performance vesting restricted stock units (PVRSUs) (assuming that the maximum number of eligible PVRSUs vest) were outstanding under all of our equity plans and we had 377 participants in the Plan as of April 5, 2019. Accordingly, our approximately 3,414,762 outstanding awards (awards commonly referred to as the “overhang”) plus approximately 2,221,194 shares available under the Plan, each as of April 5, 2019, plus the 1,500,000 shares proposed to be available for future grant under our Plan represent approximately 17.4% of our outstanding shares. Based on this analysis, the Compensation Committee concluded that the total overhang percentage would not result in excessive overhang for shareholders. As of April 5, 2019, there were 41,096,468 shares of our common stock outstanding.
Summary of Shareholder Protective Plan Amendments
Vesting Restriction
The proposed amendment and restatement of the Plan includes a restriction that no portion of any award will vest prior to the first anniversary of the date of grant of the Award; provided, that the Compensation Committee may accelerate vesting on a discretionary basis. For purposes of awards to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders provided that such annual meetings are at least 50 weeks apart. This restriction on vesting will generally apply to all awards, however, this restriction will not apply for up to 5% of the shares reserved under the Plan.
Dividend and Dividend Equivalent Restriction for Unvested Awards
The proposed amendment and restatement of the Plan provides that any dividends or dividend equivalent rights will be subject to the same vesting and/or performance conditions as apply to the underlying award, and will not be paid until and when the underlying award becomes vested. In addition, Options and SARs will be ineligible for dividend equivalent rights.
Shares Withheld to Satisfy Taxes May Not Return to Plan
Currently, the Plan provides that the following shares may not return to the Plan to be used again for new awards: shares withheld to pay the exercise price or purchase price of an award; any shares withheld to satisfy a tax withholding obligation in connection with an Option or SAR; any shares not issued as a result of the net settlement of an Option or SAR; or any shares we repurchase using Option exercise proceeds. The proposed amendment and restatement of the Plan expands this provision to provide that shares may not return to the Plan to be used again for new awards if shares are withheld to satisfy a tax withholding obligation in connection with any award or if shares are not issued as a result of the net settlement of any award.
Limit on Non-Employee Director Compensation
Currently, a non-employee director may receive equity awards representing no more than 150,000 shares in a calendar year. If the proposed amendment and restatement of the Plan is approved, this limit will be changed to provide that a non-employee director may receive compensation (including cash and equity awards) representing no more than $500,000 total value in any calendar year; provided that a newly appointed non-employee director may receive compensation (including cash and equity awards) representing no more than $1,000,000 for the calendar year of his or her appointment.

Clarifying and Technical Changes
The proposed amendment and restatement of the Plan also includes certain technical changes for enhanced clarity, but that do not change the substance or meaning of the terms and provisions of the Plan. Additionally, in light of the changes to Section 162(m) of the IRC under the Tax Cuts and Jobs Act of 2017, we have removed certain provisions that were previously included for tax deductibility purposes under Section 162(m) of the IRC and are no longer relevant.
Summary of the Plan
The complete text of the Plan is attached to this Proxy Statement as Appendix A. The following is a summary of the key provisions of the Plan as proposed to be amended and is qualified in its entirety by reference to Appendix A.

Key Provisions	Summary

Plan Term:	From March 26, 2013, the date the Plan was approved by our Board (Effective Date), to March 26, 2023.

Eligible Participants:
Only employees, including officers and directors who are also employees, are eligible to receive grants of incentive stock options. All other awards may be granted to any of our employees, directors, consultants, and independent contractors, provided that the grantee renders bona fide services to us. Our Compensation Committee determines which individuals will participate in the Plan. Currently, pursuant to the terms of the Plan, there are approximately 1,300 employees and eight non-employee directors who are eligible to participate in the Plan.

Shares Authorized:
There are currently (and without giving effect to the proposed amendment to increase the share reserve) 6,000,000 shares of common stock authorized under the Plan, plus shares that were reserved, but not issued or not subject to outstanding grants under our 2009 Amended and Restated Long-Term Equity Compensation Plan, our 2006 Long-Term Incentive Plan, our 2004 Long-Term Incentive Plan, and our 2003 Stock Option Plan (collectively, the Prior Plans) on the Effective Date, and which were added to the Plan on the Effective Date pursuant to a “pour over” provision, plus (i) shares that are subject to Options or other awards granted under the Prior Plans that cease to be subject to awards by forfeiture or otherwise after the Effective Date for any reason; (ii) shares issued under the Prior Plans before or after the Effective Date pursuant to the exercise of Options or SARs that are, after the Effective Date, forfeited; (iii) shares issued under the Prior Plans that are repurchased by us at the original issue price; and (iv) shares that are subject to Options or other awards granted under the Prior Plans that otherwise terminate without shares of our common stock being issued, in each case, regardless of the type of award that could be issued with respect to such shares under the Prior Plans.

In addition, shares subject to awards, and shares issued under the Plan under any award, will again be available for grant and issuance under the Plan to the extent such shares: (i) are subject to issuance upon exercise of an Option or SAR granted under the Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to awards granted under the Plan that are forfeited or are repurchased by us at the original issue price; (iii) are subject to awards granted under the Plan that otherwise terminate without such shares being issued; or (iv) are surrendered pursuant to an exchange program approved by our shareholders as required by the Plan.

The following shares may not be used again for new awards: (i) any shares withheld to pay the exercise price or purchase price for any awards; (ii) any shares withheld to satisfy a tax withholding obligation in connection with an award; (iii) any shares not issued as a result of the net settlement of an award; or (iv) any shares we repurchase using Option exercise proceeds.

Award Types:
(1)    Non-qualified and incentive stock options
(2)    Restricted stock awards
(3)    Stock bonus awards
(4)    Stock appreciation rights
(5)    Restricted stock units
(6)    Performance vesting restricted stock awards
(7)    Performance vesting restricted stock units

Full-Value Share Multiple for Determining the Number of Shares Available for Grant:
For purposes of determining the number of shares available for grant under the Plan against the maximum number of shares authorized, any full-value award (i.e., anything other than an Option or a SAR) reduces the number of shares available for issuance under the Plan by 1.55 shares.

Share Limit on Awards:
No more than one million (1,000,000) shares may be granted to any individual under the Plan during any calendar year, other than new employees, who are eligible to receive up to two million (2,000,000) shares in the calendar year during which they begin employment.

Key Provisions	Summary
Award Terms:
Options have a term no longer than 10 years from the date the Options were granted, except in the case of incentive Options granted to holders of more than 10% of our voting power, which have a term no longer than five years. Stock appreciation rights have a term no longer than 10 years from the date they were granted.

Grants to Non-Employee Directors:
Currently, when a non-employee director joins the Board, he or she receives an initial grant of fully vested options to purchase 20,000 shares of common stock. Additionally, at the 2019 Annual Meeting, each continuing non-employee director elected by the shareholders receives a grant of restricted shares of common stock with a value equal to $140,000. The restricted shares vest in full upon the earlier of the one year from the date of grant or the date that is immediately prior to the date of our next annual shareholders’ meeting. In addition, if the proposed amendment and restatement of the Plan is approved, the Plan will provide that a non-employee director may receive compensation (including cash and equity awards) representing no more than $500,000 total value in any calendar year; provided that a newly appointed non-employee director may receive compensation (including cash and equity awards) representing no more than $1,000,000 for the calendar year of his or her appointment.

Repricing Prohibited:
Repricing, or reducing the exercise price of outstanding Options or SARs, is prohibited without shareholder approval under the Plan. Such prohibited repricing includes canceling, substituting, or exchanging outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, unless approved by shareholders.

Terms Applicable to Stock Options and Stock Appreciation Rights
The exercise price of grants made under the Plan of Options or SARs may not be less than the fair market value which is the closing price of our common stock as reported by Nasdaq on the trading day immediately prior to the date of grant.
On the record date, the closing price of our common stock as reported by Nasdaq was $26.86 per share. The term of these awards may not be longer than 10 years. Our Compensation Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.
Terms Applicable to Restricted Stock Awards, Restricted Stock Units, Performance Vesting Restricted Stock Awards, Performance Vesting Restricted Stock Units and Stock Bonus Awards
Our Compensation Committee determines the terms and conditions applicable to the granting of restricted stock awards, restricted stock units, performance vesting restricted stock awards, performance vesting restricted stock units, and stock bonus awards. Our Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock units, performance vesting restricted stock awards, performance restricted stock units, and stock bonus awards contingent upon continued employment with us, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate. Awards of performance vesting restricted stock or performance vesting restricted stock units may be settled in shares or in cash.
Performance Factors
To the extent that awards are intended to be performance-based awards, the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either Cray as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by our Compensation Committee in the award:
•Profit before tax;
•Billings;
•Revenue;
•Net revenue;
•Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);
•Operating income;
•Operating margin;
•Operating profit;
•Controllable operating profit, or net operating profit;
•Net profit;

•Gross margin;
•Operating expenses or operating expenses as a percentage of revenue;
•Net income;
•Earnings per share;
•Total shareholder return;
•Market share;
•Return on assets or net assets;
•The Company’s stock price;
•Growth in shareholder value relative to a pre-determined index;
•Return on equity;
•Return on invested capital;
•Cash flow (including free cash flow or operating cash flows);
•Cash conversion cycle;
•Economic value added;
•Individual confidential business objectives;
•Contract awards or backlog;
•Overhead or other expense reduction;
•Credit rating;
•Strategic plan development and implementation;
•Succession plan development and implementation;
•Improvement in workforce diversity;
•Customer indicators;
•New product invention or innovation;
•Attainment of research and development milestones;
•Improvements in productivity;
•Bookings;
•Attainment of objective operating goals and employee metrics;
•Any other metric that is capable of measurement as determined by the Compensation Committee; and
•Any sale or initial public offering of a Subsidiary or the Company.
The performance criteria can also include the achievement of other strategic objectives as determined by the Board.
Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to Options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by our Compensation Committee on the basis of such further considerations as our Compensation Committee in its sole discretion determines. The Compensation Committee may, in its sole discretion, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the performance criteria to preserve the Compensation Committee’s original intent regarding the performance criteria at the time of the initial award grant.
Transferability
Except as otherwise determined by the Board or the Compensation Committee, awards granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.
Administration
Our Compensation Committee administers the Plan. Subject to the terms and limitations expressly set forth in the Plan, our Compensation Committee selects the persons who receive awards, determines the number of shares covered thereby, and, establishes the terms, conditions and other provisions of the grants. Our Compensation Committee may construe and interpret the Plan and prescribe, amend and rescind any rules and regulations relating to the Plan. Our Compensation Committee may, to the extent permitted by applicable law, delegate to one or more executive officers pursuant to a specific delegation the authority to grant awards to Plan participants, so long as such participants are not officers, members of our Board, or any other person who is subject to Section 16 of the Exchange Act and to take certain other actions with respect to participants who are not executive officers.
Amendments
The Board may terminate or amend the Plan at any time, provided that no action may be taken by the Board (except those described in “Adjustments” below) to the extent that shareholder approval is required.
Adjustments
If the number of outstanding shares is changed by an extraordinary cash dividend, a stock dividend, recapitalization, spin-off, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure, without consideration, then (a) the number of shares reserved for issuance and future grant under the Plan, (b) the exercise prices or purchases prices, as applicable, of and number of shares subject to outstanding awards, (c) the number of shares subject to other outstanding awards, (d) the maximum number of shares that may be issued as incentive stock options under the Plan, and (e) the maximum number of shares that may be issued to an individual or to a new employee in any one calendar year under the Plan or to a non-employee director under the Plan shall be proportionately adjusted, subject to any required action by our board of directors or our shareholders and in compliance with applicable securities laws. No fraction of a share will be issued following any adjustment.
Change in Control Transactions
The Plan does not provide for automatic single trigger acceleration upon a change in control transaction. In the event of a change in control transaction, the Board shall determine the treatment of all outstanding awards and shares of common stock acquired under the Plan. All awards need not be treated similarly, and our Board will provide for one or more of the following with respect to each award: (i) the continuation of the award; (ii) the assumption of the award; (iii) the substitution of the award; (iv) full vesting and exercisability of the award; or (v) or the payment of the excess of the fair market value of the shares subject to the award over the exercise price or purchase price of such shares. Also, in the event that a successor or acquiring corporation (if any) refuses to continue, assume or substitute the awards, or replace the awards with a payment, then any Option and/or SAR, and any Shares subject to any Option and/or SAR shall become fully exercisable and fully vested and/or all other Awards shall become fully vested contingent upon the consummation of such change in control transaction.
In addition, awards granted to non-employee directors shall vest and become exercisable, if applicable, in full upon a change in control transaction.
U.S. Tax Consequences
The following is a general summary as of the date of this Proxy Statement of the U.S. federal income tax consequences to us and participants in the Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Plan.
Non-Qualified Stock Options
A participant will realize no taxable income at the time a non-qualified stock option is granted under the Plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the Option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. We will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.
Incentive Stock Options
A participant will realize no taxable income at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such Option and we will not be entitled to any deduction in connection with the exercise of such Option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and we will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” in the year of exercise see below), the excess of the fair market value of the shares over the Option exercise price is a preference item that is recognized for alternative minimum tax purposes.
Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of two years from the date of the grant or one year from date of the exercise (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the Option price and the fair market value of such shares on the date of exercise of such Option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” in the fiscal year of such “disqualifying disposition” we will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.
Stock Appreciation Rights
A grant of a SAR (which can be settled in cash or our common stock) has no federal income tax consequences at the time of grant. Upon the exercise of SARs, the value received is generally taxable to the recipient as ordinary income, and we generally will be entitled to a corresponding tax deduction.
Restricted Stock Awards
A participant receiving restricted stock awards pursuant to the Plan pays tax when the restrictions lapse (i.e., they become vested), unless a participant makes an election under Section 83(b) of the IRC, in which case the participant will be taxed in the calendar year of the grant. The value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. We receive a tax deduction at the same time and for the same amount taxable to the participant.
Restricted Stock Units
In general, no taxable income is realized upon the grant of a restricted stock unit. The participant will include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant. We will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.
Performance Vesting Restricted Stock Awards and Performance Vesting Restricted Stock Units
Similar to restricted stock units and restricted stock awards, no taxable income is realized upon the grant of performance vesting restricted stock awards or performance vesting restricted stock units. The participant will include in ordinary income the fair market value of the award of stock or the award of cash at the time shares of stock or cash are delivered to the participant. We will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income. Performance vesting restricted stock awards and performance vesting restricted stock units usually vest upon the achievement of metrics established by the Board.
ERISA Information
The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Plan Benefits
Future awards under the Plan to executive officers, employees or other eligible participants are discretionary and cannot be determined at this time.
History of Grants Under the Plan
Our Chief Executive Officer, other Named Executive Officers, current executive officers as a group, current non-employee directors as a group, and employees (excluding executive officers and directors) as a group have been granted equity awards under the Plan, over the life of the Plan, excluding shares underlying options or awards that were granted under the Plan, but expired unexercised or were canceled, through April 5, 2019, as follows:

Name and Position	Number of Underlying Awards (1)
Peter J. Ungaro, President and Chief Executive Officer	751,306
Brian C. Henry, Executive Vice President and Chief Financial Officer	341,600
Charles A. Morreale, Senior Vice President, Field Operations	223,600
Efstathios Papaefstathiou, Senior Vice President, Research and Development	174,000
Michael C. Piraino, Senior Vice President Administration, General Counsel and Corporate Secretary	232,600
All executive officers * (6 persons)	1,790,106
All non-employee directors (8 persons)	184,925
All employees (excluding executive officers)	2,419,996
* Includes Messrs. Ungaro, Henry, Fairchild, Morreale, Papaefstathiou, and Piraino as our executive officers as of April 5, 2019

(1)
The Plan uses a fungible share pool model in which each full value award (i.e., awards other than Options or SARS count as 1.55 share against the Plan reserve). The shares listed above do not reflect this fungible ratio.

Equity Compensation Plan Information
The following table provides information as of December 31, 2018, with respect to compensation plans under which shares of our common stock are authorized for issuance, including plans previously approved by our shareholders and plans not previously approved by our shareholders.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options (1)	Number of Shares of Common Stock Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in 1st column)
Equity compensation plans approved by shareholders (2)	1,863,019	$18.93	2,325,135
Equity compensation plans not approved by shareholders (3)	14,583	$3.74	—
Total	1,877,602	$18.81	2,325,135

(1)	Based on the weighted average exercise price of outstanding options. Restricted stock units and PVRSUs do not have an exercise price and are not included in the calculation.

(2)
The shareholders approved our 1995, 1999 and 2003 stock option plans, our 2004, 2006 and 2009 long-term equity compensation plans, our 2013 equity incentive plan, as amended and restated, and our 2001 employee stock purchase plan, as amended. Our 1995, 1999 and 2003 stock option plans and our 2004, 2006 and 2009 long-term equity compensation plans have terminated and no more options, restricted shares, restricted units, or stock bonus awards may be granted under those plans. Our 2001 employee stock purchase plan has terminated and no more shares may be issued under that plan. The 2013 equity incentive plan uses a fungible share pool model in which each full value award (i.e., awards other than Options or SARS count as 1.55 share against the Plan reserve). The shares listed above do not reflect this fungible ratio. Pursuant to the 2013 equity incentive plan, incentive options may be granted to employees (including officers) and nonqualified options may be granted to employees, officers, directors, agents, and consultants with exercise prices at least equal to the fair market value of the underlying common stock at the time of grant, which is the closing price of our common stock as reported by Nasdaq on the trading day immediately prior to the date of grant. While our Board of Directors may grant options with varying vesting periods under these plans, most options granted to employees vest over four years, with 25% of the options vesting after one year and the remaining options vesting monthly over the next three years, and most option grants to non-employee directors vesting immediately. Includes 1,877,602 shares subject to issuance upon exercise or vesting, as applicable, of outstanding options, 1,166,308 shares subject to settlement of restricted stock units, and 482,485 shares subject to settlement of PVRSUs. As of December 31, 2018, under the 2013 Equity Incentive Plan, an aggregate of 2,325,135 shares remained available for grant as stock options or stock appreciation rights and an aggregate of 1,500,087 shares were available for restricted stock awards, stock bonus awards, restricted stock units, performance vesting restricted stock awards, or performance vesting restricted stock units.

(3)
The shareholders did not approve the 2000 non-executive employee stock option plan. Under the 2000 non-executive employee stock option plan approved by our Board of Directors on March 30, 2000, an aggregate of 1,500,000 shares pursuant to non-qualified options could be issued to employees, agents and consultants but not to officers or directors. Otherwise, the 2000 non-executive employee stock option plan is similar to the stock option plans described in footnote (1) above. On March 30, 2010, the 2000 non-executive employee stock option plan was terminated, which ended future grants but did not affect then outstanding options. As of December 31, 2018, under the 2000 non-executive employee stock plan, we had options for 14,583 shares outstanding.

To be approved, Proposal 3 requires the affirmative vote of the majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the Annual Meeting and who vote for or against the proposal.
Board Recommendation: The Board recommends that you vote “FOR” Proposal 3 to approve the amendment and restatement of the 2013 Equity Incentive Plan, as amended and restated.
Proposal 4:     To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2019
The Audit Committee has retained Peterson Sullivan LLP to serve as our independent registered public accounting firm to conduct an audit of our consolidated financial statements for 2019, and the Board has directed that our management submit the selection of Peterson Sullivan LLP for ratification by the shareholders at the Annual Meeting. In retaining Peterson Sullivan LLP, the Audit Committee considered carefully Peterson Sullivan LLP’s performance for us in that capacity since its retention in mid-2005, its independence with respect to the services to be performed, and its general reputation for adherence to professional auditing standards.

Board Recommendation: The Board recommends that you vote “FOR” Proposal 4 to ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2019.
Selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent registered public accounting firm. The Board is, however, submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of ratifying this selection, the Audit Committee will reconsider whether to retain Peterson Sullivan LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders vote on an advisory basis in favor of ratifying the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.
Representatives of Peterson Sullivan LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Services and Fees
The following table lists the fees for services rendered by Peterson Sullivan LLP for 2017 and 2018:

Services	2017	2018
Audit Fees (1)	$576,159	$598,140
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total	$576,159	$598,140

(1)
Audit services billed in 2017 and 2018 consisted of audits of our annual consolidated financial statements, audits of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of our quarterly consolidated financial statements, statutory and regulatory audits, consents, comfort letters, and other services related to filings with the SEC and capital-raising offerings.

(2)	No audit-related services were billed in 2017 or 2018.

(3)	No tax services were billed in 2017 or 2018.

(4)	There were no fees billed for other services in 2017 or 2018.
Peterson Sullivan LLP to date has not performed any non-audit services for us.
Audit Committee Pre-Approval Policy
All audit, tax, and other services to be performed for us by our independent auditors must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval usually is granted at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Audit Committee at its next meeting. During 2018, all services performed by Peterson Sullivan LLP were pre-approved by the Audit Committee in accordance with this policy.

OTHER BUSINESS – DISCRETIONARY AUTHORITY
While the Notice of 2019 Annual Meeting of Shareholders provides for the transaction of all other business that may properly come before the Annual Meeting, including any adjournments or postponements of the Annual Meeting, the Board knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement. If, however, other matters are properly presented at the Annual Meeting, the individuals appointed as proxies will vote your shares as they determine in their discretion to be advisable.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including consolidated financial statements and schedules, forms a part of our 2018 Annual Report that was provided to shareholders with this Proxy Statement. The Annual Report is available on our website at www.cray.com/proxy. Additional copies of the 2018 Annual Report on Form 10‑K may be obtained without charge by writing to Michael C. Piraino, Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

By order of the Board of Directors,

Michael C. Piraino
Corporate Secretary
Seattle, Washington
April 18, 2019

APPENDIX A

CRAY INC.
2013 EQUITY INCENTIVE PLAN
(as adopted March 26, 2013)
(as amended and restated June _____, 2019)

1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 27.
2.SHARES SUBJECT TO THE PLAN.
2.1    Number of Shares Available. Subject to Sections 2.5 and 20 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is Seven Million Five Hundred Thousand (7,500,000) Shares plus (i) any reserved shares not issued or not subject to outstanding grants under the Company’s 2009 Amended and Restated Long-Term Equity Compensation Plan, the Company’s 2006 Long-Term Incentive Plan, the Company’s 2004 Long-Term Incentive Plan or the Company’s 2003 Stock Option Plan, collectively, (the “Prior Plans”) on the Effective Date (as defined below); (ii) shares that are subject to options or other awards granted under the Prior Plans that cease to be subject to Awards by forfeiture or otherwise after the Effective Date for any reason; (iii) shares issued under the Prior Plans before or after the Effective Date pursuant to the exercise of options or stock appreciation rights that are, after the Effective Date, forfeited, (iv) shares issued under the Prior Plans that are repurchased by the Company at the original issue price; and (v) shares that are subject to options or other awards granted under the Prior Plans that otherwise terminate without shares being issued, in each case, regardless of the type of award that could be issued with respect to such shares under the Prior Plans. Any Award other than an Option or a SAR granted with respect to such shares shall reduce the number of Shares available for issuance by 1.55 Shares. Awards issued as an Option or a SAR shall reduce the number of Shares available for issuance by the number of Shares underlying the Award, regardless of the number of Shares actually issued upon exercise of the Award. The Company may issue Shares that are authorized but unissued shares pursuant to the Awards granted under the Plan. The Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards granted under the Plan.
2.2    Lapsed, Returned Awards. Subject to Section 20 hereof, Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. The following Shares may not again be made available for future grant and issuance as Awards under the Plan: (i) Shares that are withheld to pay the exercise or purchase price of an Award or to satisfy any tax withholding obligations in connection with an Award, (ii) Shares not issued or delivered as a result of the net settlement of an outstanding Award, or (iii) shares of the Company’s Common Stock repurchased on the open market with the proceeds of an Option exercise price. To the extent that a Performance Award in the form of a cash bonus has been made, such Award will not reduce the number of Shares available for issuance under the Plan. To the extent that any Award other than an Option or a SAR is forfeited, repurchased or terminates without Shares being issued pursuant to this Section 2.2, Shares may again be available for issuance under this Plan at the rate of 1.55 Shares for every such Share returned to the Plan.
2.3    Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4    Limitations. No more than 15,000,000 Shares shall be issued pursuant to the exercise of ISOs.

2.5    Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Sections 2.1 or 2.2, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of Shares that may be issued as ISOs set forth in Section 2.4, (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, and (f) the number of Shares that are granted as Awards to Non-Employee Directors as set forth in Section 12, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
2.6    Vesting Restriction. No portion of any Award shall vest prior to the first anniversary of the date of grant of the Award; provided, that the Committee may accelerate vesting on a discretionary basis. For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders provided that such annual meetings are at least 50 weeks apart. Notwithstanding the foregoing, up to 5% of the Shares authorized for grant pursuant to Section 2.1 may be granted with a minimum vesting schedule of less than one year.
3.ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to receive more than 1,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of 2,000,000 Shares in the calendar year in which they commence their employment.
4.ADMINISTRATION.
4.1    Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
(b)prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)select persons to receive Awards;
(d)determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled (subject to Section 2.6), any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
(e)determine the number of Shares or other consideration subject to Awards;
(f)determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
(g)determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;
(h)grant waivers of Plan or Award conditions;
(i)determine the vesting (subject to Section 2.6), exercisability, and payment of Awards;

(j)correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, or any Award Agreement;
(k)determine whether an Award has been earned;
(l)subject to Section 8, determine the terms and conditions of any, and to institute any Exchange Program;
(m)reduce or waive any criteria with respect to Performance Factors;
(n)adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships;
(o)adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;
(p)make all other determinations necessary or advisable for the administration of this Plan; and
(q)delegate any of the foregoing as permitted by applicable law to one or more executive officers pursuant to a specific delegation, in which case references to “Committee” in this Section 4.1 will refer to such delegate(s), except with respect to Insiders.
4.2    Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, in which case references to “Committee” in this Section 4.2 will refer to such delegate(s), and such resolution shall be final and binding on the Company and the Participant.
4.3    Section 16 of the Exchange Act. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).
4.4    Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.
5.OPTIONS. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following:
5.1    Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.
5.2    Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3    Exercise Period. Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4    Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.
5.5    Method of Exercise. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or Dividend Equivalent Rights or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
5.6    Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):
(a)If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be the exercise of an NQSO), but in any event no later than the expiration date of the Options.
(b)If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.
(c)If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO, but in any event no later than the expiration date of the Options.
(d)If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the

Committee, but in any no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause will have the meaning set forth in the Plan.
5.7    Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.
5.8    Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.9    Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 8 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.
5.10    Delegation. The Committee may, to the extent permitted by applicable law, delegate to one or more executive officers pursuant to a specific delegation the authority to grant Options to Participants other than Insiders, subject to the foregoing provisions of this Section 5 (substituting references to “the Committee” by “the Committee’s delegate(s)” as the context requires).
5.11    No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6.RESTRICTED STOCK AND OTHER STOCK AWARDS.
6.1    Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”) or not subject to restrictions (“Stock Bonus Award”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, if any, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award or Stock Bonus Award, subject to the Plan.
6.2    Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award or Stock Bonus Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts an Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Award may be terminated by the Company, unless the Committee determines otherwise.
6.3    Purchase Price. The Purchase Price, if any, for a Restricted Stock Award or Stock Bonus Award will be determined by the Committee and may be zero. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement, and the Award Agreement and in accordance with any procedures established by the Company.
6.4    Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
6.5    Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).
6.6    Delegation. The Committee may, to the extent permitted by applicable law, delegate to one or more executive officers pursuant to a specific delegation the authority to grant Restricted Stock Awards or Stock Bonus Awards to Participants other than Insiders, subject to the foregoing provisions of this Section 6 (substituting references to “the Committee” by “the Committee’s delegate(s)” as the context requires).
7.STOCK APPRECIATION RIGHTS.
7.1    Awards of SARs. A Stock Appreciation Right (SAR) is an award to a Participant that may be settled in cash or Shares, having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.
7.2    Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
7.3    Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
7.4    Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if applicable, no right to vote or receive dividends or Dividend Equivalent Rights or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the SAR. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan.

7.5    Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).
7.6    Delegation. The Committee may, to the extent permitted by applicable law, delegate to one or more executive officers pursuant to a specific delegation the authority to grant SARs to Participants other than Insiders, subject to the foregoing provisions of this Section 7 (substituting references to “the Committee” by “the Committee’s delegate(s)” as the context requires).
8.REPRICING; EXCHANGE AND BUYOUT OF AWARDS. The repricing of Options or SARs is not permitted without prior stockholder approval. Repricing (which requires prior stockholder approval) is defined as amending the terms of outstanding awards to reduce the exercise price of outstanding Options or SARs or cancel, substitute, buyout or exchange outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs. The Committee may, at any time or from time to time authorize the Company, in the case of an Option or SAR exchange with stockholder approval, and with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), to pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.
9.RESTRICTED STOCK UNITS.
9.1    Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares. All RSUs shall be made pursuant to an Award Agreement.
9.2    Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors (if any) during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.
9.3    Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.
9.4    Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).
9.5    Delegation. The Committee may, to the extent permitted by applicable law, delegate to one or more executive officers pursuant to a specific delegation the authority to grant RSUs to Participants other than Insiders, subject to the foregoing provisions of this Section 9 (substituting references to “the Committee” by “the Committee’s delegate(s)” as the context requires).
10.PERFORMANCE AWARDS.
10.1    Performance Awards. A Performance Award is an award to a Participant of a cash bonus or a Performance Share bonus. Grants of Performance Awards shall be made pursuant to an Award Agreement.
10.2    Terms of Performance Awards. The Committee will determine, and each Award Agreement will set forth, the terms of each award of Performance Award including, without limitation: (a) the amount of any cash bonus; (b) the number of Shares deemed subject to a Performance Share bonus; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each Performance Award will be settled; (d) the consideration to be distributed on settlement; and (e) the effect of the Participant’s Termination on each Performance Award. In establishing Performance Factors and the Performance Period the Committee

will: (x) determine the nature, length and starting date of any Performance Period; and (y) select from among the Performance Factors to be used. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria. No Participant will be eligible to receive more than five million dollars ($5,000,000) in Performance Awards in any calendar year under this Plan.
10.3    Value, Earning and Timing of Performance Shares. Any Performance Share bonus will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of a Performance Share bonus will be entitled to receive a payout of the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay an earned Performance Share bonus in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof. Performance Share bonuses may also be settled in Restricted Stock.
10.4    Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).
10.5    Delegation. The Committee may, to the extent permitted by applicable law, delegate to one or more executive officers pursuant to a specific delegation the authority to grant Performance Awards to Participants other than Insiders, subject to the foregoing provisions of this Section 10 (substituting references to “the Committee” by “the Committee’s delegate(s)” as the context requires).
11.PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
(a)by cancellation of indebtedness of the Participant to the Company;
(b)by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;
(c)by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;
(d)by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
(e)by any combination of the foregoing; or
(f)by any other method of payment as is permitted by applicable law.
12.GRANTS TO NON-EMPLOYEE DIRECTORS.
12.1    Types of Awards. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs; provided, that no Non-Employee Director may receive Awards under the Plan that, when combined with cash compensation received for service as a Non-Employee Director, exceed $500,000 in value (as described below) in any calendar year, increased to $1,000,000 in value (as described below) in the calendar year of his or her initial services as a Non-Employee Director. The value of Awards for purposes of complying with this maximum shall be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation methodology on the date of grant of such Option or SAR, and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award, or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

12.2    Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected, re-elected or appointed as a member of the Board will be eligible to receive an Award under this Section 12.
12.3    Vesting, Exercisability and Settlement. Except as set forth in Section 20, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
12.4    Election to Receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, as determined by the Committee. Such Awards will be issued under the Plan. An election under this Section 12.4 shall be filed with the Company on the form prescribed by the Company.
13.WITHHOLDING TAXES.
13.1    Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or the applicable tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent or Subsidiary employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant.
13.2    Stock Withholding. No election under Section 83(b) of the Code will be available or permitted with respect to any of the Restricted Stock and any income recognized as a result of receiving the Restricted Stock will be treated as ordinary compensation income subject to federal, state and local income, employment and other tax withholding. At the election of the Committee and without further consent from Participant, upon the vesting of any Award, the Company will either (1) retain and cancel or (2) sell pursuant to a “sell to cover” mandatory sale arranged by the Company (on Participant’s behalf), that number of Shares having an aggregate Fair Market Value equal to up to the maximum amount the Company is required to withhold for income and employment tax purposes with respect to the Award. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
14.TRANSFERABILITY.
14.1    Transfer Generally. Unless determined otherwise by the Committee or its delegate(s) or pursuant to this Section 14, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by (i) a will or (ii) by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or domestic relations order to a Permitted Transferee, such Award may contain such additional terms and conditions as the Committee or its delegate(s) deems appropriate. All Awards will be exercisable: (A) during the Participant’s lifetime only by (x) the Participant, or (y) the Participant’s guardian or legal representative; (B) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (C) in the case of all awards except ISOs, by a Permitted Transferee (for awards made transferable by the Committee) or such person’s guardian or legal representative.
14.2    Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and will have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company or one of its Subsidiaries, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion. Notwithstanding anything to the contrary in the Plan, in no event will the Committee have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.
15.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1    Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Awards until the Shares subject to the Award are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. Any dividends or Dividend Equivalent Rights shall be subject to the same vesting or performance conditions as the underlying Award. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.
15.2    Restrictions on Shares / Dividend Equivalent Rights. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right of forfeiture or a right to repurchase a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination, with any right of repurchase being exercised for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be. Unvested Shares and any such dividends or stock distributions shall be accrued and paid only at such time, if any, as such unvested Shares become vested Shares. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which they are forfeited; provided, however, that Options and SARs are not eligible for Dividend Equivalent Rights. Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.
16.CERTIFICATES. All Shares or other securities, whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.
17.ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
18.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
19.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.
20.CORPORATE TRANSACTIONS.
20.1    Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction, all Shares acquired under the Plan and all Awards will be treated in one or more of the following ways, as determined in the Board’s discretion. All Awards do not need to be treated in an identical manner.
(a)The continuation of the Award by the Company (if the Company is the surviving corporation).
(b)The assumption of the Award by the surviving corporation or its parent and, with respect to an Award that is subject to Section 409A of the Code, in a manner that complies with Section 424(a) of the Code (whether or not the Award is an ISO).
(c)The substitution by the surviving corporation or its parent of a new Award, and with respect an Award that is subject to Section 409A of the Code, in a manner that complies with Section 424(a) of the Code (whether or not the Award is an ISO).
(d)Full exercisability of an Option and/or a SAR, full vesting of the Shares subject to an Option and/or a SAR and/or full vesting of all other Awards, followed by the cancellation of the Option, SAR or Award. The full exercisability of an Option and/or a SAR, full vesting of the Shares subject to the Option and/or SAR and/or full vesting of all other Awards may be contingent on the closing of such Corporate Transaction. The Participant will be able to exercise an Option and/or a SAR during a period of not less than five full business days preceding the effective date of such Corporate Transaction, unless (i) a shorter period is required to permit a timely closing of such Corporate Transaction and (ii) such shorter period still offers the Participant a reasonable opportunity to exercise an Option and/or a SAR. Any exercise of an Option and/or a SAR during such period may be contingent on the closing of such Corporate Transaction.
(e)A payment to the Participant equal to the excess of (i) the Fair Market Value of the Shares subject to the Award as of the effective date of such Corporate Transaction over (ii) the Exercise Price or Purchase Price of Shares, as the case may be, subject to the Award in connection with the cancellation of the Award. Such payment will be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. The successor corporation may provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). Subject to Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates when the Award would have become exercisable or such Shares would have vested. The amount of such payment initially will be calculated without regard to whether or not the Award is then exercisable or such Shares are then vested. However, such payment may be subject to vesting based on the Participant’s continuing service as an Employee, Consultant or Director. In addition, any escrow, holdback, earnout or similar provisions in the agreement for such Corporate Transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Shares. If the Exercise Price of the Shares subject to an Option exceeds the Fair Market Value of such Shares, then the Option may be cancelled without making a payment to the Participant. For purposes of this subsection, the Fair Market Value of any security will be determined without regard to any vesting conditions that may apply to such security.
In the event that such successor or acquiring corporation (if any) refuses to continue, assume or substitute the Awards, or replace the Awards with a payment, then notwithstanding any other provision in this Plan to the contrary, any Option and/or SAR, and any Shares subject to any Option and/or SAR shall become fully exercisable and fully vested and/or all other Awards shall become fully vested contingent upon the consummation of such Corporate Transaction, and after which acceleration the Option, SAR or Award shall be cancelled. The full exercisability of an Option and/or a SAR, full vesting of the Shares subject to the Option and/or SAR and/or full vesting of all other Awards may be contingent on the closing of such Corporate Transaction. The Participant will be able to exercise an Option and/or a SAR during a period of not less than five full business days preceding the effective date of such Corporate Transaction, unless (i) a shorter period is required to permit a timely closing of such Corporate Transaction and (ii) such shorter period still offers the Participant a reasonable opportunity to exercise an Option and/or a SAR. Any exercise of an Option and/or a SAR during such period may be contingent on the closing of such Corporate Transaction.
20.2    Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.
20.3    Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
21.ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.
22.TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Washington, without regard to its conflict of laws rules.
23.AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.
24.NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
25.INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.
26.ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors, or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.
27.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:
“Award” means any award under the Plan, including any Option, Restricted Stock Award, Stock Bonus Award, Stock Appreciation Right, Restricted Stock Unit or Performance Award.
“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country‑specific appendix thereto for grants to non‑U.S. Participants, which shall be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award Agreements that are not used by Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
“Award Transfer Program” means, any program instituted by the Committee that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Committee. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant for bona fide estate planning purposes to a trust or other testamentary vehicle approved by the Committee.
“Board” means the Board of Directors of the Company.
“Cause” means (i) the violation by the Participant of any reasonable rule or policy of the Board or the Participant’s superiors or the chief executive officer or the President of the Company, Parent or Subsidiary that results in damage to the Company, Parent or Subsidiary or which, after notice to do so, the Participant fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence by the Participant in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company, Parent or Subsidiary; (iv) any wrongful conduct of a Participant which has an adverse impact on the Company, Parent or Subsidiary or which constitutes a misappropriation of the assets of the Company, Parent or Subsidiary; (v) unauthorized disclosure of confidential information; (vi) the Participant’s performing services for any other Company, Parent or Subsidiary or person which competes with the Company, Parent or Subsidiary while he or she is employed by or provides services to the Company, without the prior written approval of the Chairman or President of the Company; or (vii) a resignation by a Participant of employment with or service to the Company, Parent or Subsidiary if (A) the Company, Parent or Subsidiary has given prior notice to such Participant of its intent to dismiss the Participant for circumstances that constitute cause, or (B) within two months of the Participant’s resignation, the Chairman or President of the Company or the Board determines, which determination shall be final and binding, that such resignation was related to an act which would have led to a termination for cause.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.
“Common Stock” means the common stock of the Company.
“Company” means CRAY INC., or any successor corporation.
“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.
“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company); or (v) any liquidation or dissolution of the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation as defined in Section 409A of the Code) would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (both as defined in Section 409A of the Code.
“Director” means a member of the Board.
“Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, as determined by Company policies.
“Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.
“Effective Date” means the date this Plan is approved by the Company’s stockholders, the date of which shall be within twelve (12) months before or after the date this Plan is adopted by the Board.
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange Program” means a program pursuant to which (i) outstanding Awards are surrendered, canceled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (ii) the exercise price of an outstanding Award is increased or reduced.
“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.
“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(a)    its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as officially quoted in the composite tape of transactions on such exchange or such other source as the Board or the Committee deems reliable for the applicable date;
(b)    if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or
(c)    if none of the foregoing is applicable, by the Board or the Committee in good faith.
“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.
“Option” means an award of an option to purchase Shares pursuant to Section 5 or Section 12 of the Plan.
“Parent” has the same meaning as “parent corporation” in Section 424(e) of the Code.
“Participant” means a person who holds an Award under this Plan.
“Performance Award” means an Award granted pursuant to Section 10 or Section 12 of the Plan.
“Performance Factors” means the factors selected by the Committee applicable to the Company or a Parent or Subsidiary of the Company, business unit or market segment, which may include, but are not limited to the, the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Profit Before Tax;

•	Billings;

•	Revenue;

•	Net revenue;

•	Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

•	Operating income;

•	Operating margin;

•	Operating profit;

•	Controllable operating profit, or net operating profit;

•	Net Profit;

•	Gross margin;

•	Operating expenses or operating expenses as a percentage of revenue;

•	Net income;

•	Earnings per share;

•	Total stockholder return;

•	Market share;

•	Return on assets or net assets;

•	The Company’s stock price;

•	Growth in stockholder value relative to a pre-determined index;

•	Return on equity;

•	Return on invested capital;

•	Cash Flow (including free cash flow or operating cash flows)

•	Cash conversion cycle;

•	Economic value added;

•	Individual confidential business objectives;

•	Contract awards or backlog;

•	Overhead or other expense reduction;

•	Credit rating;

•	Strategic plan development and implementation;

•	Succession plan development and implementation;

•	Improvement in workforce diversity;

•	Customer indicators;

•	New product invention or innovation;

•	Attainment of research and development milestones;

•	Improvements in productivity;

•	Bookings;

•	Attainment of objective operating goals and employee metrics;

•	Any other metric that is capable of measurement as determined by the Committee; and

•	Any sale or initial public offering of a Subsidiary or the Company.
The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
“Performance Period” means the period of service determined by the Committee or its delegate(s) with respect to Participants who are not Insiders, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.
“Performance Share” means a performance share bonus granted as a Performance Award pursuant to Section 10 or Section 12 of the Plan.

“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
“Plan” means this Cray Inc. 2013 Equity Incentive Plan, as amended and restated.
“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.
“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.
“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Shares” means shares of the Company’s Common Stock and the common stock of any successor security.
“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 7 or Section 12 of the Plan.
“Stock Bonus Award” means an Award granted pursuant to Section 6 or Section 12 of the Plan.
“Subsidiary” has the same meaning as “subsidiary corporation” in Section 424(f) of the Code.
“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change from that of full-time to part-time), the Committee may make such provisions respecting suspension of or modification of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military leave, if required by applicable laws, vesting will continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she will be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. An employee will have terminated employment as of the date he or she ceases to provide services (regardless of whether the termination is in breach of local laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law. The Committee will have sole discretion to determine whether a Participant has ceased to provide services for purposes of the Plan and the effective date on which the Participant ceased to provide services (“Termination Date”).
“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

VOTE BY INTERNET - www.proxyvote.com
CRAY INC. 901 FIFTH AVENUE, STE.1000 SEATTLE, WA 98164 ATTN: LEGAL DEPARTMENT
Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 10, 2019 for shares held directly and by 11:59 P.M. Eastern Time on June 6, 2019 for shares held in the Cray 401(k) Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 10, 2019 for shares held directly and by 11:59 P.M. Eastern Time on June 6, 2019 for shares held in the Cray 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CRAY INC.
The Board of Directors recommends that you vote FOR the following nominees:
1.	Election of Directors, each to serve a one-year term.
	Nominees:	For	Against	Abstain
	1a. Prithviraj Banerjee	☐	☐	☐			For	Against	Abstain
	1b. Catriona M. Fallon	☐	☐	☐	1f. Daniel C. Regis		☐	☐	☐
	1c. Stephen E. Gold	☐	☐	☐	1g. Max L. Schireson		☐	☐	☐
	1d. Stephen C. Kiely	☐	☐	☐	1h. Brian V. Turner		☐	☐	☐
	1e. Sally G. Narodick	☐	☐	☐	1i. Peter J. Ungaro		☐	☐	☐

The Board of Directors recommends that you vote FOR proposal 2:							For	Against	Abstain
2.	To vote, on an advisory and non-binding basis, to approve the compensation of our Named Executive Officers.						☐	☐	☐
The Board of Directors recommends that you vote FOR proposal 3:							For	Against	Abstain
3.	To vote on the amendment and restatement of our 2013 Equity Incentive Plan, as amended and restated.						☐	☐	☐
The Board of Directors recommends that you vote FOR proposal 4:							For	Against	Abstain
4.	To ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2019.						☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CRAY INC.
Annual Meeting of Shareholders
June 11, 2019, 3:00 P.M. Pacific Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Peter J. Ungaro and Brian C. Henry, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of CRAY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 P.M. Pacific Time on June 11, 2019, at 901 Fifth Avenue, Fifth Avenue Conference Room, Seattle, WA 98164, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse